Exhibit 10.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: HANCOCK FABRICS, INC., et al., [1] Debtors.	Chapter 11 Case No. 16-10296 (BLS) Jointly Administered

SECOND AMENDED DISCLOSURE STATEMENT FOR
DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION
(as of May 5, 2017)

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Brett Haywood (No. 6166)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

(302) 651-7700

Stephen H. Warren

Karen Rinehart

O’MELVENY & MYERS LLP

400 South Hope St.

Los Angeles, California 90071

(213) 430-6000

Jennifer Taylor
O’MELVENY & MYERS LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

(415) 984-8700

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

1 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Hancock Fabrics, Inc. (0905), Hancock Fabrics, LLC (9837), Hancock Fabrics of MI, Inc. (5878), hancockfabrics.com, Inc. (9698), HF Enterprises, Inc. (7249), HF Merchandising, Inc. (8522) and HF Resources, Inc. (9563). The Debtors’ mailing address is P.O. Box 4440, Tupelo, MS 38803.

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(continued)

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	5.	Liability, Indemnification.	35
	6.	Corporate Action.	36
	7.	Continued Corporate Existence; Dissolution of the Debtors.	36
	8.	Preservation of All Rights of Action.	37
	9.	Saturday, Sunday or Legal Holiday.	37
D.	CLAIMS AND DISTRIBUTIONS		37
	1.	Hancock Senior Claims Reserve and Hancock Administrative Fund.	37
	2.	Responsible Person as Disbursing Agent.	38
	3.	Time and Manner of Distributions.	38
	4.	Delivery of Distributions.	39
	5.	Undeliverable Distributions.	39
	6.	Claims Administration Responsibility.	39
		(a) Reservation of Rights to Object to Claims.	39
		(b) Objections to Claims and Post-Effective Date Major Settlements.	40
		(c) Filing Claims Objections.	40
		(d) Determination of Claims.	40
	7.	Procedures for Treating and Resolving Disputed and Contingent Claims.	41
		(a) Claim Estimation.	41
		(b) No Distributions Pending Allowance	41
	8.	Allowance of Claims Subject to Section 502(d) of the Bankruptcy Code.	41
	9.	No Interest On Claims.	41
E.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		41
F.	CANCELLATION OF EXISTING STOCK, NOTES AND INSTRUMENTS		43
G.	CONDITIONS TO EFFECTIVENESS		43
H.	POST-CONFIRMATION ISSUES		44
	1.	Conversion or Dismissal.	44

(continued)

			(a) General.	44
		2.	Payment of Statutory Fees.	44
		3.	Injunction and Stays.	45
		4.	Terms of Injunctions or Stays.	45
		5.	Exculpation and Limitation of Liability.	46
		6.	Pension Plan Fiduciary Liability.	46
	I.	SETOFFS AND RECOUPMENTS		46
	J.	WITHHOLDING TAXES		46
	K.	RETENTION OF JURISDICTION		47
V.	FINANCIAL INFORMATION			47
	A.	STATUS OF ASSET DISPOSITION PROCESS; CURRENT CASH POSITION		47
	B.	PROJECTED AVAILABLE ASSETS		47
	C.	DESCRIPTION OF ASSETS AND LITIGATION		48
		1.	Asset Sale Proceeds.	48
		2.	Estate Litigation.	48
VI.	CERTAIN FACTORS TO BE CONSIDERED REGARDING THE PLAN			49
	A.	BANKRUPTCY CONSIDERATIONS		49
	B.	OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS		50
	C.	RISKS REGARDING THE AMOUNT OF SENIOR CLAIMS; OPERATING EXPENSES		50
VII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			50
	A.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS		51
		1.	Overview of Current Year Tax Position and NOLs.	51
		2.	Cancellation of Indebtedness.	52
		3.	Alternative Minimum Tax.	52
	B.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS		52
	C.	FEDERAL INCOME TAX TREATMENT OF INTERESTS AND SECURITIES SUBORDINATED CLAIMS		53
	D.	WITHHOLDING AND REPORTING		54
VIII.	ALTERNATIVES TO CONFIRMATION OF THE PLAN			54
IX.	ACCEPTANCE AND CONFIRMATION OF THE PLAN			54
	A.	GENERAL CONFIRMATION REQUIREMENTS		54
	B.	BEST INTEREST TEST		55
	C.	FINANCIAL FEASIBILITY TEST		57
	D.	ACCEPTANCE BY IMPAIRED CLASSES		58

(continued)

EXHIBIT A DEBTORS’ Second AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION	1
EXHIBIT B UNAUDITED FINANCIAL STATEMENTS FOR FISCAL YEAR ENDED FEBRUARY 1, 2016	1
EXHIBIT C UNAUDITED FINANCIAL STATEMENTS FOR THE PERIOD COMMENCING FEBRUARY 2, 2016 AND ENDING December 31, 2016	1
EXHIBIT D QUALIFICATIONS OF JOSEPH MARCHESE AND META ADVISORS LLc	1

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I.	INTRODUCTION

On February 2, 2016, Hancock Fabrics, Inc., a Delaware corporation, Hancock Fabrics, LLC, a Delaware limited liability corporation, Hancock Fabrics of MI, Inc., a Delaware corporation, hancockfabrics.com, Inc., a Delaware corporation, HF Enterprises, Inc., a Delaware corporation, HF Merchandising, Inc., a Delaware corporation, and HF Resources, Inc., a Delaware corporation (the foregoing entities collectively, “the Debtors”, “Hancock” or the “Company”) filed in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) their proposed Joint Chapter 11 Plan of Liquidation Dated December 2, 2016 (as amended by the First Amended Joint Chapter 11 Plan of Liquidation Dated March 8, 2017, and the Second Amended Chapter 11 Plan of Liquidation Dated May 2, 2017 (the “Plan”). The Debtors urge creditors to vote for the Plan.

The Debtors prepared this Disclosure Statement for use in the solicitation of acceptances of the Plan.

APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT MEAN THAT THE BANKRUPTCY COURT RECOMMENDS ACCEPTANCE OR REJECTION OF THE PLAN.

The information used in preparing this Disclosure Statement was prepared by and is the sole responsibility of the Debtors. This Disclosure Statement does not constitute financial or legal advice. Creditors and shareholders of the Debtors should consult their own advisors if they have questions about the Plan or this Disclosure Statement. Capitalized terms used in this Disclosure Statement and not expressly defined herein are defined in the Plan. A reference in this Disclosure Statement to a “Section” refers to a section of this Disclosure Statement.

WHILE THIS DISCLOSURE STATEMENT DESCRIBES CERTAIN BACKGROUND MATTERS AND THE MATERIAL TERMS OF THE PLAN, IT IS INTENDED AS A SUMMARY DOCUMENT ONLY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT. YOU SHOULD READ THE PLAN AND THE EXHIBITS TO OBTAIN A FULL UNDERSTANDING OF THEIR PROVISIONS. ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, AS WELL AS COPIES OF THE PLAN, CAN BE OBTAINED FROM HANCOCK FABRICS BALLOT PROCESSING, C/O KURTZMAN CARSON CONSULTANTS LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CALIFORNIA 90245, TELEPHONE: (866) 967-0494 (or, if calling from outside the United States or Canada, (310) 751-0494), http://www.kccllc.net/hancockfabrics. THE COST OF COPIES MUST BE PAID BY THE PERSON ORDERING THEM. COPIES OF PAPERS FILED IN THIS CASE MAY BE INSPECTED DURING REGULAR COURT HOURS IN THE CLERK’S OFFICE, UNITED STATES BANKRUPTCY COURT, 824 NORTH MARKET STREET, 3RD FLOOR, WILMINGTON, DELAWARE 19801.

THE STATEMENTS AND INFORMATION CONCERNING THE DEBTORS SET FORTH IN THIS DISCLOSURE STATEMENT CONSTITUTE THE ONLY STATEMENTS OR INFORMATION CONCERNING SUCH MATTERS THAT HAVE BEEN APPROVED BY THE BANKRUPTCY COURT FOR THE PURPOSE OF SOLICITING ACCEPTANCES OR REJECTIONS OF THE PLAN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER DATE IS SPECIFIED HEREIN. NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE THIS DISCLOSURE STATEMENT AND THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED. THE DEBTORS ASSUME NO DUTY TO UPDATE OR SUPPLEMENT THE DISCLOSURES CONTAINED HEREIN AND DO NOT INTEND TO UPDATE OR SUPPLEMENT THE DISCLOSURES, EXCEPT TO THE EXTENT, IF ANY, NECESSARY AT THE HEARING ON CONFIRMATION OF THE PLAN.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN. NOTHING HEREIN SHALL CONSTITUTE AN ADMISSION FOR LEGAL OR EVIDENTIARY PURPOSES. NOTHING HEREIN IS A WAIVER OF ANY RIGHT OF THE DEBTORS OR THE ESTATES. CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THERE CAN BE NO ASSURANCE THAT ANY FORECASTED OR PROJECTED RESULTS CONTAINED HEREIN WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY FROM THOSE SHOWN, POSSIBLY BY MATERIAL AMOUNTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT. PURSUANT TO THE PLAN, ANY SECURITIES ISSUED TO ANY PARTY UNDER, PURSUANT TO OR IN EFFECTUATING THE PLAN, AND THE OFFERING AND ISSUANCE THEREOF BY ANY PARTY ARE EXEMPT FROM SECTION 5 OF THE SECURITIES ACT OF 1933 (AS AMENDED), IF APPLICABLE, AND FROM ANY STATE OR FEDERAL SECURITIES LAWS REQUIRING REGISTRATION FOR THE OFFER OR SALE OF A SECURITY OR REGISTRATION OR LICENSING OF AN ISSUER OF, UNDERWRITER OF, OR BROKER OR DEALER IN, A SECURITY, AND OTHERWISE ENJOY ALL EXEMPTIONS AVAILABLE FOR DISTRIBUTIONS OF SECURITIES UNDER A PLAN IN ACCORDANCE WITH ALL APPLICABLE LAW, INCLUDING WITHOUT LIMITATION SECTION 1145 OF THE BANKRUPTCY CODE.

A.	SUMMARY OF THE PLAN

The following is a brief summary of the Plan, which is qualified in its entirety by reference to the Plan, attached as Exhibit A to this Disclosure Statement.

The Plan provides for distributions to creditors of the Debtors. Under the Plan, Administrative Claims and Priority Tax Claims are unclassified, while Other Priority Claims, Wells Fargo Prepetition Claims, GACP Prepetition Claims, Noteholder Prepetition Claims, Other Secured Claims, General Unsecured Claims, and Interests and Securities Subordinated Claims are each placed in their own classes. A separate subclass will be created for each Debtor. The Plan provides for payment in full of Administrative Claims, Priority Tax Claims and Other Priority Claims and leaves such Claims unimpaired. The remaining (i) Other Secured Claims, (ii) Wells Fargo Prepetition Claims, GACP Prepetition Claims, Noteholder Prepetition Claims (which the Debtors believe to have been satisfied in full prior to the date hereof) (iii) General Unsecured Claims, and (iv) Interests and Securities Subordinated Claims are all impaired. The treatment of creditors under the Plan is summarized as follows:

Holders of Administrative Claims and Other Priority Claims if allowed will be paid in full in cash or such other treatment as the Debtors and the Claimholders shall have agreed on in writing.

Holders of Priority Tax Claims if allowed will, at the option of the Debtors, be either paid in full in cash or such other treatment as the Debtors and the Claimholders shall have agreed on in writing.

Holders of Wells Fargo Prepetition Claims, GACP Prepetition Claims, and Noteholder Prepetition Claims, if allowed, will receive, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Wells Fargo Prepetition Claim, Allowed GACP Prepetition Claim, or Allowed Noteholder Prepetition Claim, as applicable, (i) Cash in an amount equal to the amount of such Allowed Wells Fargo Prepetition Claim, Allowed GACP Prepetition Claim, or Allowed Noteholder Prepetition Claim, as applicable; (ii) treatment provided in, as applicable, the DIP Financing Agreement, DIP Financing Order, the Cash Collateral Order, other orders of the Bankruptcy Court or applicable law; or (iii) such other less favorable treatment as to which the Debtors and such holder shall have agreed upon in writing. For the avoidance of doubt, all Wells Fargo Prepetition Claims, GACP Prepetition Claims and Noteholder Prepetition Claims are deemed to have been satisfied in full by the entry of the final DIP Order and the payment of any amounts required thereunder, and the Debtors do not anticipate further distributions to holders of Allowed Wells Fargo Prepetition Claims, Allowed GACP Prepetition Claims and Allowed Noteholder Claims under the Plan.

Holders of Other Secured Claims if allowed will receive one or a combination of the following, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim, (i) Cash in an amount equal to the amount of such Allowed Other Secured Claim; (ii) the collateral securing such Allowed Other Secured Claims or proceeds thereof; (iii) the sale of the Collateral securing such Allowed Other Secured Claims, with the liens to attach to the proceeds of such sale; (iv) realization of the indubitable equivalent on account of such Claims; (v) deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estates’ interest in such property or (vi) such other treatment as to which the Debtors and such Claimholder shall have agreed upon in writing (including without limitation any settlement agreement previously approved by the Bankruptcy Court). The foregoing consideration shall be determined on the later of the date that the Other Secured Claim becomes an Allowed Other Secured Claim or within sixty (60) days after the Effective Date. A separate subclass will be created for each Other Secured Claimholder or each group thereof that shares collateral (if any). Janome (Class 5A1) and Simplicity (Class 5A2) shall receive the treatment set forth in the Plan Supplement.

Holders of General Unsecured Claims if allowed will receive a Pro Rata Share of the Available Assets. The Available Assets are the remaining Assets and proceeds of Assets after payment of or reserve for Senior Claims and certain reserve amounts established under the Plan for Senior Claims, and the administration and liquidation of the Estates (including costs incurred after confirmation of the Plan). To the extent that any amounts remain in these funds after the claims or costs they cover are satisfied, they will be distributed according to the terms of the Plan.

Holders of Interests and Securities Subordinated Claims will receive nothing, and the Existing Stock and Interests will be cancelled.

For detailed information, please refer to Plan, Article 3 (“Treatment of Administrative Claims and Priority Tax Claims”) and Article 4 (“Treatment of Classified Claims and Interests”).

Estimated distributions to creditors are summarized in the following table:

Class	Impaired/ Unimpaired	Estimate of Distribution (millions)[2]	Estimated Amount of Claims[3] (millions)	Percentage Recovery
Administrative Claims	Unimpaired	Paid in full	$2.8 - $4.2[4]	100%
Priority Tax	Unimpaired	Paid in full	$0.3 - $1.5[4]	100%
Other Priority Claims	Unimpaired	Paid in full	$0.2 - $0.5[4]	100%
Wells Fargo Prepetition Claims	Unimpaired	Paid in full	$0 - $0[4]	100%
GACP Prepetition Claims	Unimpaired	Paid in full	$0 - $0[4]	100%
Noteholder Prepetition Claims	Unimpaired	Paid in full	$0 - $0[4]	100%
Other Secured Claims[5]	Impaired	$0.2 – $1.2[4]	$0.2 – $1.2[4]	100%
General Unsecured Claims	Impaired	$1.3 – $2.2[4]	$100.0 - $109.3[4]	1.3% - 2.1%[4]
Interests and Securities Subordinated Claims	Impaired	N/A	N/A	0%

2 Net of amounts offset.

3 Amounts shown are estimates only and remain subject to the claims reconciliation process and Claims filed under future bar dates.

4 These estimates are subject to revision in material ways and should not be considered a representation that actual outcomes will necessarily fall within this range. See Section IV hereof.

5 Certain taxing authorities have asserted tax claims as secured claims. All asserted tax claims have been included in the Priority Tax Claim classification. The Debtors reserve all rights with respect to such claims, including without limitation to seek reclassification, reduction and expungement.

Estimated available assets are summarized in the following table:

Asset	Estimated Range (millions) [6]
Cash	$3.0 - $3.5
Real Estate	$0.0 - $0.0
Receivables & Other	$4.6 - $6.3
Total Available Assets	$7.6 - $9.8

B.	RECOMMENDATION

THE DEBTORS STRONGLY RECOMMEND THAT ALL CREDITORS ENTITLED TO VOTE ON THE PLAN CAST THEIR BALLOTS TO ACCEPT THE PLAN. THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN WILL PROVIDE THE GREATEST AND EARLIEST POSSIBLE RECOVERIES TO CREDITORS.

A LETTER FROM THE DEBTORS’ MANAGEMENT REGARDING THE DEBTORS’ STRONG RECOMMENDATION THAT ALL CREDITORS VOTE TO ACCEPT THE PLAN IS INCLUDED WITH THESE MATERIALS, AND THE DEBTORS STRONGLY ENCOURAGE YOU TO PLEASE CAREFULLY READ AND CAREFULLY CONSIDER THIS LETTER BEFORE VOTING.

The Plan provides that, among other things, the Debtors’ current Board of Directors will be succeeded by the Responsible Person, who will be appointed by order of the Bankruptcy Court to oversee the post-confirmation Estates and make judgments concerning winddown matters and Rights of Action. The Debtors and the Creditors’ Committee, subject to Bankruptcy Court approval, are seeking to appoint Meta Advisors LLC (“Meta”) as the Responsible Person. Meta is an affiliate of Kelley Drye and Warren LLP, counsel to Creditors’ Committee member DDR Corporation (and other creditors in the Chapter 11 Cases). The Creditors’ Committee has agreed that Meta will retain Mr. Joseph Marchese, who has extensive experience with the Debtors’ operations, business records and financial matters prior to and during the Chapter 11 Cases, to serve as financial advisor to manage the winddown of the Estates. The duties and qualifications of Meta and Mr. Marchese are described in Section IV.C.3. herein and attached hereto as Exhibit D.

6 The above estimates are subject to revision in material ways and should not be considered a representation that actual assets will necessarily fall within this range.

II.	VOTING

A.	ELIGIBILITY TO VOTE

The Plan divides creditors’ Claims against and shareholders’ Interests in the Debtors into various Classes and provides separate treatment for each Class.

As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims will not be classified for the purposes of voting or receiving distributions under the Plan. Rather, all such Claims will be treated separately as unclassified Claims and will be paid in full. Other Priority Claims (Classes 1 A-G), Wells Fargo Prepetition Claims (Classes 2 A-G), GACP Prepetition Claims (Classes 3 A-G) and Noteholder Prepetition Claims (Classes 4 A-G),will also be paid in full to the extent such Claims become Allowed Claims. Creditors in these Classes are unimpaired, conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan. If and to the extent that any Class identified as being unimpaired is determined to be impaired, such Class shall be entitled to vote to accept or reject the Plan.

All other Classes of Claims and Interests under the Plan are impaired: Classes 5 A-G (Other Secured Claims), Classes 6 A-G (General Unsecured Claims) and Classes 7 A-G (Interests and Securities Subordinated Claims). Holders of Claims in Classes 5 A-G and 6 A-G are entitled to vote to accept or reject the Plan. Holders of Interests and Securities Subordinated Claims in Class 7 A-G are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan

The record date for determining any Creditor’s eligibility to vote on the Plan is May 4, 2017. Only those Creditors entitled to vote on the Plan will receive a ballot with this Disclosure Statement.

CREDITORS WHOSE CLAIMS ARE BEING OBJECTED TO ARE NOT ELIGIBLE TO VOTE UNLESS SUCH OBJECTIONS ARE RESOLVED IN THEIR FAVOR OR, AFTER NOTICE AND A HEARING PURSUANT TO BANKRUPTCY RULE 3018(a), THE BANKRUPTCY COURT ALLOWS THE CLAIM TEMPORARILY FOR THE PURPOSE OF VOTING TO ACCEPT OR REJECT THE PLAN. ANY CREDITOR THAT WANTS ITS CLAIM TO BE ALLOWED TEMPORARILY FOR THE PURPOSE OF VOTING MUST TAKE THE STEPS NECESSARY TO ARRANGE AN APPROPRIATE HEARING WITH THE BANKRUPTCY COURT UNDER BANKRUPTCY RULE 3018(a).

B.	BALLOTS

In voting for or against the Plan, please use only the ballot or ballots sent to you with this Disclosure Statement. Votes cast to accept or reject the Plan will be counted by Class. Please read the voting instructions on the reverse side of the ballot for a thorough explanation of voting procedures.

IF YOU BELIEVE THAT YOU ARE A MEMBER OF A VOTING CLASS FOR WHICH YOU DID NOT RECEIVE A BALLOT, IF YOUR BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE QUESTIONS CONCERNING VOTING PROCEDURES, PLEASE CONTACT HANCOCK FABRICS BALLOT PROCESSING, C/O KURTZMAN CARSON CONSULTANTS LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CALIFORNIA 90245, TELEPHONE: (866) 967-0494 (or, if calling from outside the United States or Canada, (310) 751-0494), http://www.kccllc.net/hancockfabrics. KURTZMAN CARSON CONSULTANTS LLC CANNOT PROVIDE YOU WITH LEGAL ADVICE.

C.	VOTING PROCEDURE

Unless otherwise directed in your solicitation package, mail your completed ballots to: Hancock Fabrics Ballot Processing, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245. DO NOT RETURN BALLOTS TO THE BANKRUPTCY COURT. A ballot that does not indicate an acceptance or rejection of the Plan will not be counted either as a vote to approve or a vote to reject the Plan. If you cast more than one ballot voting the same claim before the Voting Deadline, the last ballot received before the Voting Deadline will be deemed to reflect your intent and thus will supersede any prior ballots. Additionally, you may not split your claims within a particular Class under the Plan either to accept or reject the Plan. Therefore, a Ballot or a group of ballots within a Plan Class received from a single creditor) that partially rejects and partially accepts the Plan will not be counted.

D.	DEADLINE FOR VOTING

IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY 5:00 P.M., EASTERN DAYLIGHT TIME ON JUNE 6, 2017.

E.	IMPORTANCE OF YOUR VOTE

Your vote is important. The Bankruptcy Code defines acceptance by a class of Claims as acceptance by holders of at least two-thirds in amount and a majority in number of Allowed Claims in that class that vote. ONLY THOSE CREDITORS WHO ACTUALLY VOTE ARE COUNTED FOR PURPOSES OF DETERMINING WHETHER A CLASS HAS VOTED TO ACCEPT THE PLAN. YOUR FAILURE TO VOTE WILL LEAVE TO OTHERS THE DECISION TO ACCEPT OR REJECT THE PLAN.

III.	BACKGROUND OF THE DEBTOR AND THE CHAPTER 11 CASES

The Debtors commenced these cases (the “Chapter 11 Cases”) by filing voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on February 2, 2016 (the “Petition Date”). Pursuant to sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors continue to operate their business and remain in possession of their property as debtors-in-possession. The Chapter 11 Cases are being jointly administered under the caption “In re Hancock Fabrics, Inc., et al.” Case No. 16-10296.

A.	DESCRIPTION OF COMPANY

1.	Overview

The Company was founded in 1957 in Baldwyn, Mississippi. It operated as a private company until 1972 when it was acquired by, and became a wholly owned subsidiary of, Lucky Stores, Inc., a Delaware corporation (“Lucky”). Hancock Fabrics, Inc. was incorporated as a successor to the retail and wholesale fabric business of Hancock Textile Co., Inc., a Mississippi corporation. The Company became publicly owned as a result of the distribution of shares of common stock to Lucky’s shareholders on May 4, 1987. As of the Petition Date, the Company’s 263 stores operated under the name of “Hancock Fabrics” and were primarily comprised of stores averaging approximately 13,000 square feet and located in strip shopping centers. The Company’s stock was publicly traded at the time the Chapter 11 Cases were commenced.

The Company was one of the largest fabric retailers in the United States of America as of the Petition Date, with 2014 sales totaling more than $283 million. It was a specialty retailer offering an extensive selection of high-quality fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines, along with in-store sewing advice. Hancock employed approximately 4,500 full time and part time employees, approximately 4,150 of whom worked in the Company’s retail stores. The remaining employees worked in the Company’s corporate headquarters, warehouse and distribution facility.

Hancock owned and operated a 650,000 square foot warehouse and distribution facility, a 28,000 square foot manufacturing facility and an 80,000 square foot corporate headquarters facility, all located in Baldwyn, Mississippi. These facilities, which are located on 64 acres of land, were owned by the Company. All of the Company’s retail stores were leased.

As discussed in Sections C.6 through 9 below, the Debtors sold substantially all of their assets through sales approved by the Bankruptcy Court in March through August 2016.7

7 On March 31, 2016, the Bankruptcy Court entered an order approving the sale of substantially all of the Debtors’ operating assets to Great American [Docket No. 449]. On August 2, 2016, the Bankruptcy Court entered an order approving the sale of the Debtor’s intellectual property assets to ADMACO, Inc. free and clear of all liens, claims, encumbrances and other interests and granting related relief [Docket No. 955]. On July 28, 2016, the Bankruptcy Court entered an order authorizing the private sale to Southern Motion, Inc. by the Debtors of certain real property and related personal property, which authorized the Debtors to sell their real property located at One Fashion Way, Baldwyn, MS 38824 and the sale closed on August 10, 2016 [Docket No. 938].

The corporate structure of the Company’s entities is depicted in the chart below.

2.	2007 Bankruptcy Cases

On March 21, 2007, the Company (including all of its then-affiliated entities) filed petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The bankruptcy cases were jointly administered as Case No. 07-10353 (BLS) (the “2007 Bankruptcy Cases”). The chapter 11 plan of reorganization was confirmed on July 22, 2008 [2007 Bankruptcy Cases Docket No. 2996] and was effective as of August 1, 2008 [2007 Bankruptcy Cases Docket No. 3019]. The 2007 Bankruptcy Cases were closed as of September 9, 2010 and were briefly reopened in September 2011 to seek Bankruptcy Court approval of the settlement of a litigation matter. Following the Bankruptcy Court’s approval of the settlement [2007 Bankruptcy Cases Docket No. 3479], the 2007 Bankruptcy Cases were again closed on November 15, 2011. The Company’s restructuring under the 2007 Bankruptcy Cases resulted in an economic benefit to its many employees and shareholders, and permitted the Company to continue to serve its extensive loyal customer base in 37 states.

B.	EVENTS LEADING TO THE CHAPTER 11 FILING

In recent years, the Company experienced a challenging business environment and was burdened by significant legacy costs. In 2014 alone, the Company’s noncontributory qualified defined benefit pension program and supplemental retirement benefit plan costs increased by approximately $4 million and the total amount by which the Company’s pension plan was underfunded increased from $28.4 million to $43.8 million.

Due to these and other factors, the Company was forced to rely on bank borrowing to fund its working capital needs, its required cash contribution to the Company’s pension plan, capital expenditures and its operations. These expenses plus ongoing cash needs created an unsustainable leverage situation.

Moreover, the Company posted disappointing sales for the third and fourth quarters of its fiscal year ended in January 2016.8 Holiday sales, which typically comprised almost half of the Company’s annual sales, were more than $8 million below forecast. These losses were driven in part by significant discounts offered by some of the Company’s principal competitors and other market conditions affecting retail businesses. Moreover, certain of the Company’s underperforming stores represented a disproportionate share of its costs. As a result, the Company lacked the necessary liquidity for its operations.

The above factors combined to result in the Company’s need to file the Chapter 11 Cases to seek reorganization of its debt structure in the prevailing economic climate and to align its operations with a revised business model that supported the evolving needs of its customers, including store locations and format. As a chapter 11 filing became more likely, the Company entered into discussions with various of its financial creditors to discuss potential debtor-in-possession financing.

The Company commenced the Chapter 11 Cases with the intent to use the cases to (i) gain access to liquidity, (ii) reduce pension and operational costs, (iii) realign its store locations and format and (iv) execute on one or more options to create value for stakeholders (including a sale of assets or other transaction with a third party investor).

C.	EVENTS DURING CHAPTER 11 CASES

Material events since the commencement of the Chapter 11 Chase are summarized below:

1.	First Day Motions.

On the Petition Date, the Debtors filed numerous traditional “first day motions” which were granted after a hearing in the Bankruptcy Court on February 3, 2016. The Debtors obtained “first day” orders including, among others: an order approving the retention of Kurtzman Carson Consultants LLC, as claims and noticing agent [Docket No. 45]; an order (a) authorizing the payment and maintenance of certain employee compensation and benefits and other employee-related programs and (b) authorizing financial institutions to honor and process all related checks and transfers [Docket No. 83]; an order (a) authorizing the continued use of the cash management system and bank accounts, (b) waiving certain United States Trustee requirements, and (c) authorizing continued performance of intercompany transactions [Docket No. 63]; an order authorizing the satisfaction of prepetition claims of certain common carriers and sales and shipping processors [Docket No. 64]; an order authorizing payment of certain prepetition taxes [Docket No. 65]; an order authorizing the honoring of (a) certain prepetition obligations to customers and the continuation of customer programs and (b) certain other prepetition obligations necessary to maintain the existence of customer programs [Docket No. 49]; an order authorizing the maintenance, continuation and renewal of prepetition insurance policies and payment of all obligations in respect thereof [Docket No. 54]; an order authorizing the payment of prepetition claims of putative consignment vendors [Docket No. 56]; an order (a) prohibiting utility providers from altering, refusing or discontinuing service, (b) deeming utilities adequately assured of future performance and (c) establishing procedures for determining adequate assurance [Docket No. 57]; and as discussed in more detail below, an order approving the Debtors’ use of cash collateral and incurrence of post-petition secured financing on an interim basis [Docket Nos. 58 and 60].

8 On February 11, 2016, the Board of Directors of the Company approved a change of the Company’s fiscal year end for the 2015 fiscal year from the last Saturday in January to February 1. As a result, the Company’s most recent fiscal year ended on February 1, 2016 instead of January 30, 2016.

2.	Appointment of Committee.

On February 11, 2016, the United States Trustee appointed the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) in the Chapter 11 Cases. The Creditors’ Committee consists of (i) Coats & Clark; (ii) DDR Corporation; (iii) Fabric Editions and Jaftex Corporation; (iv) Myletex International Inc.; (v) the Pension Benefit Guaranty Corporation (the “PBGC”); (vi) Rowdec, LLC, d/b/a Westlake Association and (vii) Sykel Enterprises.

The Creditors’ Committee retained (i) the law firm of Hahn & Hessen LLP as its counsel [Docket No. 428] and (ii) the law firm of Klehr Harrison Harvey Branzburg LLP as its Delaware counsel [Docket No. 430]. The Creditors’ Committee retained FTI Consulting, Inc. (“FTI”) as its financial advisor [Docket No. 429].9

3.	Filing Schedules and Statement of Financial Affairs; Claims Bar Date.

On April 4, 2016, the Debtors filed their Statements of Financial Affairs and Schedules of Assets and Liabilities (collectively, and as each may have been amended from time to time, the “Schedules and SOFAs”) [Docket Nos. 468-481]. Among other things, the Schedules and SOFAs set forth the claims of known creditors against the Debtors as of the Petition Date, based upon the Debtors’ books and records.

On May 24, 2016, the Bankruptcy Court entered an order (the “Bar Date Order”), which established procedures and set deadlines for filing Proofs of Claims against the Debtors and approved the form and manner of the bar date notice [Docket No. 569]. Pursuant to the Bar Date Order, the official claims bar date in the Chapter 11 Cases was July 11, 2016 at 5:00 p.m. prevailing Eastern Time for any person or entity other than governmental units and August 1, 2016 at 5:00 p.m. prevailing Eastern Time for all governmental units (collectively, the “Bar Date”). Subject to certain limited exceptions identified in the Bar Date Order and, other than Claims arising from the rejection of executory contracts after the Bar Date, all proofs of General Unsecured Claims must have been submitted by the Bar Date.

9 The terms of the retention agreement approved by the Bankruptcy Court provide that the Debtors have no indemnification obligations to FTI for any claim or expense that is either (i) judicially determined or (ii) settled prior to a judicial determination as to FTI’s gross negligence, willful misconduct or fraud, but determined by the Court to be a claim or expense for which FTI is not entitled to receive indemnity under the terms of its application.

In addition, pursuant to a separate order entered on September 21, 2016 [Docket 1077] (the “Administrative Expense Bar Date Order”), the Bankruptcy Court set October 26, 2016 at 5:00 p.m. prevailing Eastern Time (the “Administrative Expense Bar Date”) as the last day for parties to file requests for allowance of administrative expenses accruing on or after the Petition Date through and including September 30, 2016, other than certain professional fees and certain other designated claims identified in the Administrative Expense Bar Date Order.

Approximately 1,758 proofs of claim (secured and unsecured), asserting claims totaling more than $740 million10 against the Debtors’ bankruptcy estates (the “Estates”), were submitted. Additionally, the Debtors scheduled claims for creditors that did not independently file proofs of claim.

The Debtors and their professionals are investigating claims filed against the Debtors to determine the validity of such claims. The Debtors are continuing to file objections to claims that are asserted in improper amounts or classifications or are otherwise subject to objection under the Bankruptcy Code or other applicable law. The Debtors believe that the actual total obligations will be lower after claims are reconciled and objections considered. The Debtors’ current estimate is that total allowable General Unsecured Claims will range from $100 million to more than $109 million after reconciliation; however, it is possible that the actual allowed General Unsecured Claims may vary significantly from this range.

4.	Retention of Professionals.

The Debtors retained the following professionals to assist them in managing the Chapter 11 Cases:

on March 2, 2016, the Bankruptcy Court approved the Debtors’ retention of O’Melveny & Myers LLP and Richards, Layton & Finger, P.A. as their bankruptcy counsel [Docket Nos. 274 and 276];

on March 2, 2016, the Bankruptcy Court approved the Debtors’ retention of Clear Thinking Group LLC as financial advisor [Docket No. 275];

on March 2, 2016, the Bankruptcy Court approved the Debtors’ retention of RCS Real Estate Advisors (“RCS”) to assist the Debtors in marketing certain of their commercial lease assets [Docket No. 277];

on March 3, 2016, the Bankruptcy Court approved the Debtors’ retention of Lincoln Partner Advisors LLC (“Lincoln”) as investment banker to assist the Debtors in marketing certain of their operating assets [Docket No. 282];

10 Adjusted for certain duplicative claims filed in more than one of the Debtor’s individual Chapter 11 Cases.

on March 3, 2016, the Bankruptcy Court approved the Debtors’ retention of A&G Realty Partners, LLC (“A&G”) to assist the Debtors in marketing their owned real property assets [Docket No. 280]; and

the Bankruptcy Court approved the Debtors’ retention of Kurtzman Carson Consultants LLC (a) on February 3, 2016, as claims and noticing agent due to the large number of creditors in the Chapter 11 Cases and pursuant to certain Local Bankruptcy Rule requirements, [Docket No. 45] and (b) on March 29, 2016, as administrative advisor and strategic communications consultant to provide certain administrative services, strategic corporation communications and public relations consulting services [Docket No. 426].

In addition to retaining the above described professionals, on March 3, 2016, the Debtors were also authorized to retain Horne, LLP, as tax advisor, Mitchell, McNutt & Sams, P.A., as legal advisor, and Oliver Wyman, as actuarial advisor, as well as certain “ordinary course professionals” to assist them with matters related to the operation of their business [Docket No. 283]. These ordinary course professionals include, without limitation, legal counsel working on specific matters for the Debtors, including Phelps Dunbar LLP, as Mississippi counsel for the sale of the Debtors’ owned real property and Neale & Newman LLP, as Missouri counsel for a certain litigation matter. The Debtors have employed each of these ordinary course professionals to facilitate and ensure the appropriate treatment of the Debtors’ business and legal issues.

5.	Debtor-In-Possession Financing.

(a)	Company’s Prepetition Senior Obligations

As of the Petition Date, the Company had outstanding secured debt to various lenders pursuant to that certain Credit Agreement dated as of April 22, 2015 (as amended, modified and supplemented from time to time, the “Prepetition Senior Credit Agreement” and together with all related documents, guaranties and agreements, the “Prepetition Senior Credit Documents”), by and among (i) Hancock Fabrics, Inc., (ii) the other borrowers party thereto from time to time, (iii) the guarantors party thereto from time to time, (iv) Wells Fargo Bank, as administrative agent and collateral agent (in such capacities, the “Prepetition Senior Agent”) for its own benefit and the benefit of the other Credit Parties (as defined therein), (v) GACP, as term agent (in such capacity, the “Prepetition Term Agent”), and (vi) the lenders from time to time party thereto (the “Prepetition Senior Lenders” and each a “Prepetition Senior Lender”; the Prepetition Senior Agent, the Prepetition Term Agent, the Prepetition Senior Lenders and the other Credit Parties under the Prepetition Senior Credit Documents are collectively referred to herein as the “Prepetition Senior Creditors”).

As of the Petition Date, the aggregate outstanding amount owed by the Debtors under the Prepetition Senior Credit Documents was not less than $82 million, consisting of revolving credit loans in the outstanding principal amount of $57.125 million (the “Prepetition Revolving Credit Loans”), issued and outstanding letters of credit in the amount of $6.7 million, and a term loan in the outstanding principal amount of $18.3 million (the “Prepetition Term Loan”) (collectively, together with any interest, fees (including, without limitation, any early termination and prepayment fees), costs and other charges or amounts paid, incurred or accrued prior to the Petition Date in accordance with the Prepetition Senior Credit Documents, and further including all “Obligations” as described in the Prepetition Senior Credit Agreement, and all interest, fees, costs and other charges allowable under section 506(b) of the Bankruptcy Code, the “Prepetition Senior Obligations”). As more fully set forth in the Prepetition Senior Credit Documents, prior to the Petition Date, the Company granted first priority security interests in and liens on substantially all its personal and real property including, without limitation, owned real estate, accounts, inventory, equipment and general intangibles (collectively, the “Prepetition Collateral”), to the Prepetition Senior Agent (collectively, the “Prepetition Senior Liens”) to secure repayment of the Prepetition Senior Obligations.

The availability under the Prepetition Revolving Credit Loans was based on a borrowing base formula and included certain reserves. Substantially all of the Company’s cash from retail operations was swept into a concentration account and applied to the loans outstanding. In order to re-borrow, the Company was required to satisfy a borrowing base formula tied to its inventory, certain accounts receivable and other assets pledged to the Prepetition Senior Creditors, and to maintain certain reserves. As described below, the Prepetition Senior Creditors agreed to consent to the use of cash collateral and provide debtor-in-possession financing.

(b)	Company’s Prepetition Subordinated Indenture

As of the Petition Date, the Company had outstanding secured debt to various noteholders (collectively, the “Noteholders”) pursuant to that certain Indenture dated as of November 20, 2012 (as amended, modified and supplemented from time to time, including pursuant to that certain Supplemental Indenture dated as of April 22, 2015, the “Prepetition Subordinated Indenture” and together with all related documents, guaranties and agreements, the “Prepetition Subordinated Indenture Documents”), by and between (a) Hancock, as the issuer, and (b) Deutsche Bank National Trust Company, as indenture trustee (in such capacity, the “Prepetition Indenture Trustee”; the Prepetition Indenture Trustee and the Prepetition Subordinated Noteholders are collectively referred to herein as the “Prepetition Subordinated Creditors”). The Prepetition Senior Creditors and the Prepetition Subordinated Creditors are collectively referred to herein as the “Prepetition Secured Creditors” and the Prepetition Senior Credit Documents and the Prepetition Subordinated Indenture Documents are collectively referred to herein as the “Prepetition Credit Documents.”

As of the Petition Date, the outstanding principal amount owed by the Debtors under the Prepetition Subordinated Indenture Documents was not less than $8.204 million (together with any amounts paid, incurred or accrued, including but not limited to interest, fees and expenses, prior to the Petition Date in accordance with the Prepetition Subordinated Indenture Documents, the “Prepetition Subordinated Obligations”; the Prepetition Senior Obligations and the Prepetition Subordinated Obligations are collectively referred to herein as the “Prepetition Secured Obligations”). As more fully set forth in the Prepetition Subordinated Indenture Documents, prior to the Petition Date, the Debtors granted second-priority security interests in and liens on the Prepetition Collateral to the Prepetition Indenture Trustee (the “Prepetition Subordinated Liens”) to secure repayment of the Prepetition Subordinated Obligations. The Prepetition Subordinated Liens and the Prepetition Senior Liens are collectively referred to herein as the “Prepetition Liens.”

Pursuant to the terms of the Prepetition Subordinated Indenture, including, without limitation, Article XI of the Prepetition Subordinated Indenture, (a) the Prepetition Subordinated Obligations are subordinated in all respects to the prior payment in full of the Prepetition Senior Obligations and (b) the Prepetition Subordinated Liens are subordinate and junior in all respects to the Prepetition Senior Liens.

(c)	Debtor-in-Possession Financing Agreements

The Prepetition Senior Credit Documents provided the prepetition liquidity for the Debtors’ operations. In order to preserve the value of their businesses between the filing of the Chapter 11 Cases and the sale of assets, the Debtors entered into discussions with various of their financial creditors to discuss potential post-petition financing.

Ultimately, the Debtors secured senior secured, super-priority debtor-in-possession financing facilities in an aggregate amount of up to $100 million (as amended, supplemented, modified from time to time, the “DIP Facility”). In connection with the Chapter 11 Cases, the Debtors filed motions seeking Bankruptcy Court approval of the DIP Facility on the terms set forth in that certain Debtor-In-Possession Credit Agreement (as amended from time to time, the “DIP Financing Agreement”), dated February 3, 2016 with Wells Fargo, National Association, as administrative agent, collateral agent, and swing line lender, GACP Finance Co., LLC, as term agent, and the various lenders from time to time party thereto (collectively, the “DIP Lenders”).

As part of the “first day” motions, the Debtors sought and obtained interim Bankruptcy Court approval for DIP Facility in order to have sufficient liquidity to continue operations through the sale of their assets. The DIP Facility, which was later approved by the Bankruptcy Court on a final basis on March 2, 2016 [Docket No. 273] (the “Final DIP Order”), consisted of a revolving credit facility in a maximum principal amount of up to $80 million and a term loan facility in the aggregate principal amount of $18,290,416.47, which was advanced upon the entry of the Final DIP Order and used by the Debtors to repay all existing obligations with respect to the Prepetition Term Loan. In addition, all letters of credit issued under the Prepetition Senior Credit Agreement were deemed to be issued under the DIP Facility.

The DIP Facility provided availability to the Debtors through cash advances and other extensions of credit in an aggregate principal amount of up to $100 million and satisfied prepetition obligations through postpetition application of cash collateral. The DIP Facility also: (i) included a “creeping” roll-up of certain Prepetition Senior Obligations, (ii) provided for payment of certain fees to the DIP Lenders, (iii) included a carveout from the DIP Lenders’ liens and administrative claims for certain professional fees and disbursements and (iv) placed certain limitations on the ability to surcharge the DIP Lenders’ collateral. The DIP Facility also provided that the Debtors’ obligations to the DIP Lenders thereunder had priority over all other Claims in the Chapter 11 Cases, with limited exceptions.

In addition to approving the DIP Facility, the Final DIP Order and a concurrently entered cash collateral order [Docket No. 272] (the “Cash Collateral Order”) authorized, among other things, the Debtors’ continued use of the cash collateral of the Prepetition Senior Creditors and Prepetition Subordinated Creditors, respectively, and provided the Prepetition Secured Creditors with adequate protection. In consideration of the Prepetition Senior Creditors’ consent to the Debtors’ use of such cash collateral and in respect of the diminution in value of their interests in the Prepetition Collateral, the Debtors agreed to pay to the Prepetition Senior Creditors the amounts required under the Payoff Letter referred to in the Final DIP Order and also adequate protection in the form of payment of fees, costs, and expenses and payment of surviving obligations as such amounts come due. To the extent of any diminution in value of their respective Prepetition Liens on the Prepetition Collateral, the Prepetition Secured Creditors were each provided with adequate protection in the form of liens in the DIP Collateral for the DIP Facility and certain superpriority claims. On March 2, 2016, the DIP Facility was amended to modify certain sale related milestones.

The outstanding indebtedness under the Prepetition Credit Documents was repaid through the postpetition application of cash collateral to the obligations thereunder. The outstanding indebtedness under the DIP Facility was repaid from the proceeds received from the sale of substantially all of the Debtors’ inventory assets and the sale of certain of the Debtors’ real property assets (discussed below).

6.	Sale of Substantially All of the Debtors’ Assets.

Prior to the Petition Date, the Company engaged Lincoln to conduct a process of strategic alternatives, including potential joint ventures, strategic partnerships and alliances, a sale of the Company or certain of its assets, or other possible transactions. In the weeks following its engagement, Lincoln used information provided by the Company to prepare multiple marketing documents, including an initial marketing brochure and an extensive briefing regarding the Company’s operations, management, industry and key financial information.

Lincoln established an electronic data room containing diligence materials pertaining to the Company and contacted numerous potential financial and strategic buyers. This intense marketing process continued between late October and early December 2015, but did not produce a satisfactory proposal. The Company’s Board of Directors was apprised of the marketing results in early December and, on December 16, 2015, the Board of Directors instructed Lincoln to solicit interest from (i) parties to serve as a stalking horse bidder in a contemplated Bankruptcy Code section 363 sale process and (ii) liquidation firms to assist the Company with store closing or going-out-of-business sales involving under-performing stores identified by management for closure. The strategy contemporaneously sought to maximize value through a going concern sale while also ensuring that the value of the Company’s assets would be maximized if a going concern sale could not be completed.

In order to facilitate and explore going concern bids for the Company and its assets under a Bankruptcy Code section 363 sale and determine the relative benefit that a Chapter 11 process could generate for the Company’s stakeholders, the Company’s management and advisors conducted an extensive analysis of each retail store. This analysis included profitability, costs of carrying inventory, and the impact that closing a store may have on advertising and distribution costs. After extensive analysis and discussion, management ultimately determined that seventy (70) under-performing stores (the “Initial Closing Stores”) should be immediately closed and that going-out-of-business sales should be conducted with the assistance of a national liquidation firm. With no identified purchaser and with liquidity rapidly diminishing, the Company determined to file for chapter 11 bankruptcy protection and thereafter continue its sale process through the Chapter 11 Cases.

The Company commenced a process to close the Initial Closing Stores and to pursue a sale of the balance of its business through an auction process. Prior to the Petition Date, the Company engaged in discussions with a number of national liquidation firms in connection with the proposed store closing sales at the Initial Closing Stores. The Company ultimately selected Great American Group, LLC (“Great American”) to conduct those sales and entered into a Consulting Agreement, dated as of January 23, 2016 with Great American (the “Consulting Agreement”).

As part of the “first day” motions, the Debtors sought Bankruptcy Court authority to (i) assume the prepetition Consulting Agreement, (ii) conduct Store Closing Sales (defined therein) at the Initial Closing Stores, (iii) sell the Debtors’ inventory, furniture, fixtures, and equipment located at those stores free and clear of all encumbrances, and (iv) obtain related relief [Docket No. 15] (the “GOB Sale Motion”). The Bankruptcy Court approved the GOB Sale Motion on an interim basis on February 3, 2016 [Docket No. 62] and on a final basis on February 25, 2016 [Docket No. 240] (the “GOB Sale Order”).

At the outset of the Chapter 11 Cases, the Debtors and Great American commenced liquidating the Debtors’ merchandise, furnishings, trade fixtures and equipment (the “Store Closing Sales”) at the Initial Closing Stores. In accordance with the guidelines set forth in the GOB Sale Order and in the Consulting Agreement, the Store Closing Sales at the Initial Closing Stores were completed by May 30, 2016.

At the same time that the Company was contemplating its analysis of potential store closures at a subset of under-performing stores, its advisors conducted numerous telephonic and in person meetings with a variety of financial and strategic parties in order to cultivate interest in a going concern sale of substantially all of the Debtors’ remaining assets.

On February 4, 2016, the Debtors filed a motion seeking to establish a bidding process for the sale of their remaining assets [Docket No. 82] (the “Bid Procedures Motion”). In the Bid Procedures Motion, the Debtors proposed to sell their assets at an auction under proposed bidding procedures that required potential bidders to, among other things, submit written offers by March 18, 2016 and participate in an auction. On February 24, 2016, the Bankruptcy Court entered an Order Approving (A) Bid Procedures, (B) Procedures for Assumption and Assignment of Executory Contracts and Unexpired Leases, and (C) Related Notices and Relief [Docket No. 235] (the “Bid Procedures Order”), which set a hearing date of March 31, 2016 to consider the approval of the sale to the successful bidder following the anticipated auction.

While the Debtors’ primary goal was to implement the bid procedures for the purpose of identifying a going-concern buyer, the Debtors accepted a back-up bid submitted by Great American to monetize, among other things, the Debtors’ inventory at their remaining store locations (the “Remaining Closing Stores,” and together with the Initial Closing Stores, the “Closing Stores”) in the event a going-concern buyer did not emerge. The back-up bid was subject to higher and better offers at the auction conducted pursuant to the Bid Procedures Order.

On March 29, 2016, the Debtors conducted and concluded the auction. While the Debtors were hopeful that a going-concern bid would be received for substantially all of their assets, the only qualified bids came from liquidation firms. After a robust auction, a bid submitted at the auction by Great American was the highest bid and was the winning bidder. Pursuant to an Agency Agreement between the Debtors and Great American, dated as of March 31, 2016 (the “Agency Agreement”), subject to certain adjustments, Great American’s successful bid provided for the Company to receive a guaranteed amount of at least 121.4% of the aggregate cost value of the merchandise sold (the “Guaranteed Amount”). To the extent that proceeds from the sale of merchandise exceed the Guaranteed Amount plus the expenses of the sale (the “Sale Expenses”), Great American was entitled to retain an amount equal to 10% of the aggregate cost value of the merchandise sold (the “Fee”). All proceeds of the sale of merchandise in excess of the Guaranteed Amount, the Sale Expenses and the Fee were shared equally by the Company and Great American. Great American received a fee of 20% of the proceeds generated from the sale of any furnishings, trade fixtures and equipment. The Company also received a fee of 5% of the gross proceeds from the sale of any merchandise that has been supplied by Great American to augment the merchandise located at the Company as of the closing of the Agency Agreement transaction (the “Augmented Inventory”). Great American made an initial payment to the Company equal to 90% of the Guaranteed Amount, as well as a payment of $638,000 representing the minimum guaranteed gross proceeds on account of the sale of Augmented Inventory.

On March 31, 2016, the sale to Great American was approved by the Bankruptcy Court in its Order Approving Sale of Assets Free and Clear of all Liens, Claims, Encumbrances, and Other Interests Pursuant to Agency Agreement, and Granting Related Relief [Docket No. 449] (the “Sale Order”). Shortly thereafter, in accordance with the Agency Agreement, Store Closing Sales commenced at each of the Remaining Closing Stores and concluded on or prior to July 31, 2016. On September 19, 2016, Great American made a final payment to the Company from proceeds of the Store Closing Sales in the amount of $6,550,000.

As discussed herein, proceeds were first used to pay the DIP Lenders and the Prepetition Subordinated Creditors and pay expenses of administration. Remaining proceeds will be disbursed pursuant to the Plan.

7.	Sale of the Debtors’ Owned Real Property.

The Debtors engaged real estate consultant, A&G, to list for sale their headquarters and national distribution center located at One Fashion Way, Baldwyn, Lee County, MS 38824 (the “Real Property”) in the event that a going concern sale of substantially all assets did not occur. A&G began marketing the Real Property immediately upon the emergence of Great American, a liquidator, as the successful bidder for the Company’s assets. As a result of A&G’s marketing efforts, the Debtors received two qualified offers for the Real Property. The highest offer was received from Southern Motion, Inc. (“Southern Motion”) for a purchase price of $9.3 million.

On July 7, 2016, the Debtors filed a motion for an order requesting, among other things, authorization of a private sale of the Real Property along with all of the improvements located thereon, as well as certain personal property located therein, on an “as is” basis, free and clear of any and all liens, claims, encumbrances and interests, to Southern Motion pursuant to the terms of a Purchase and Sale Agreement, dated July 7, 2016 (the “Purchase Agreement”).

On July 28, 2016, the Bankruptcy Court entered an order authorizing the Debtors to sell the Real Property and related personal property and approved the Purchase Agreement, providing for a sale closing date of August 10, 2016, among other things [Docket No. 938]. The sale closed on August 10, 2016.

8.	Store Closing Sales; Lease Transactions.

As noted above, the Debtors conducted two rounds of Store Closing Sales—first at the Initial Closing Stores from February 16, 2016 through May 30, 2016 and then at the Remaining Closing Stores from April 1, 2016 through July 31, 2016.

Upon completion of the Store Closing Sales, the Debtors retained their interests in the unexpired nonresidential leasehold interests (the “Leases”) for each of the Closing Stores. Seeking to maximize the value of the Leases for their estates, on March 9, 2016 and May 5, 2016, the Debtors requested Bankruptcy Court approval of bid procedures for disposition of the Leases of the Initial Closing Stores and the Remaining Closing Stores, respectively [Docket Nos. 307 and 592]. On March 23, 2016 and May 26, 2016, the Bankruptcy Court entered orders, among other things, establishing bid procedures and procedures for the assumption and assignment or termination of unexpired Leases of the Initial Closing Stores and the Remaining Closing Stores, respectively [Docket Nos. 404 and 670] (collectively, the “Lease Procedures Orders”). The Lease Procedures Orders allowed the Debtors to market and conduct an orderly auction process for Leases. In addition, on March 31, 2016, the Bankruptcy Court entered an order establishing streamlined procedures for the rejection of Leases and executory contracts [Docket No. 447] (the “Rejection Procedures Order”).

RCS was retained by the Debtors on December 10, 2015 to, among other things, analyze the Debtors’ Leases and develop and implement a strategy regarding the marketing and sale of the Leases. RCS focused its strategy for the sale and marketing of the Leases by contacting prospective purchasers that conduct commercial and retail operations in similar scope and markets. RCS also contacted numerous brokers for leases similar to those owned by the Debtors. RCS also engaged in discussions with landlords for the Closing Stores, and discussed terms under which the landlords might be willing to reacquire the Debtors’ leasehold interests in the Closing Stores in exchange for either cash payments, a waiver of claims, or a combination thereof.

All of the Debtors’ Leases have been assumed and assigned, terminated or rejected. The Debtors have assumed and assigned five leases, terminated 17 leases and rejected 239 leases or subleases. The Debtors have received all proceeds in connection with the lease assignments and assumptions and terminations.

9.	Sale of the Debtors’ Intellectual Property Assets.

On June 21, 2016, in accordance with the Bankruptcy Court’s Order Approving (A) Bid Procedures, (B) Procedures for Assumption and Assignment of Executory Contracts and Unexpired Leases, and (C) Related Notices and Relief [Docket No. 658], the Debtors conducted an auction with respect to certain of the Debtors’ interests in intellectual property (the “IP Assets”). The Debtors, in consultation with certain of their creditor constituencies, determined that ADMACO, Inc. (“ADMACO”) submitted the highest and best offer for the IP Assets at the auction.

On August 2, 2016, the Bankruptcy Court entered an Order (A) Approving the Sale of the Debtors’ Intellectual Property Assets Free and Clear of All Liens, Claims, Encumbrances and Other Interests and (B) Granting Related Relief [Docket No. 955], which approved the sale of the IP Assets to ADMACO. The Sale closed on or about August 5, 2016.

10.	Reclamation Claims.

Certain parties have asserted Reclamation Claims for goods sold to the Debtors within 45 days before the Petition Date. The Debtors have analyzed the asserted claims and, based on their review of information submitted and currently available, do not deem any Reclamation Claim to be valid.

11.	503(b)(9) Claims.

Section 503(b)(9) of the Bankruptcy Code provides administrative status for the value of any goods, sold to the Debtors in the ordinary course of the Debtors’ business, that the Debtors received within 20 days before the Petition Date (the “503(b)(9) Claims”). These claims are entitled to priority distribution from the Estates under section 507(a)(2) of the Bankruptcy Code. The Debtors estimate that the total possible 503(b)(9) Claims are less than $150,000. Further, the Debtors believe that they have defenses to the majority of these claims and reserve all such defenses. As a result, the Debtors believe that the actual amount of allowable 503(b)(9) Claims will be lower. Because 503(b)(9) Claims were covered by the Bar Date Order, the Debtors are in the process of reviewing proofs of claim and determining appropriate objections. Other defenses may also apply to reduce the amount of 503(b)(9) Claims. The Debtors will pay any allowed 503(b)(9) Claims as an Administrative Claim distribution pursuant to the Plan.

12.	Preferential Transfers and Avoidance Actions.

The Debtors made transfers of approximately $15 million during the 90 days prior to the Petition Date (not including payroll, employee reimbursement, utilities, taxes, licenses, rent, insurance, professional fees, interest, postage, bank fees or transfers to the Prepetition Secured Creditors).11 Not all of those transfers were on account of antecedent debts, and many other transfers that were on account of antecedent debts will be subject to defenses. The Debtors have not completed their analysis of preference claims. They reserve all preference claims, as well as all other avoidance actions, Rights of Action and all other litigation claims they may possess.

13.	Putative Consignment Litigation.

Certain parties have asserted consignment rights in products that were delivered to the Debtors. The Debtors have analyzed the asserted claims and, based on their review of information submitted and currently available, have determined that no valid Consignment Claims exist and that the effect of Consignment Claims on the Available Assets available for distribution will be negligible at most. Three separate vendors have asserted consignment claims against the Estates. One of those claims (McCall Pattern Co.) has been resolved. The Debtors believe that a settlement in principle, to be effected through the Plan, has been reached with respect to another claim (Simplicity Pattern Company, Inc.). A third claim (Sykel Enterprises) remains subject to ongoing litigation, each as described below.

11 The foregoing preference analysis is preliminary. The Debtors reserve the right to modify their position and nothing herein is or shall be deemed to be an admission or waiver of any right.

(a)	McCall Pattern Co.

As of the commencement of the Bankruptcy Case, McCall Pattern Co. (McCall”) asserted that it held a valid consignment claim against the Debtors for patterns shipped pre-petition. The Debtors challenged the validity of the asserted consignment claim for the same reasons that they challenged other unperfected consignment claims, as discussed further below. On March 24, 2016, Debtor Hancock Fabrics, Inc. initiated adversary proceeding 16-50416 (BLS) captioned, Hancock Fabrics, Inc. v. McCall Pattern Co. (the “McCall Adversary Proceeding”). On or about April 25, 2016, McCall and the Debtors entered a confidential settlement agreement (the “McCall Settlement”) resolving the claims set forth in the McCall Adversary Proceeding, which was approved by Order of the Bankruptcy Court entered May 2, 2016. The Settlement Agreement provided a cash payment based on a percentage of net proceeds received by the Debtors post-petition on account of sale of McCall patterns, not to be less than an agreed minimum. McCall also received an agreed unsecured claim. McCall agreed to ship additional patterns to the Debtors post-petition and provided a general release of claims other than those provided under the McCall Settlement. The Debtors believe that both parties have performed their respective obligations under the McCall Settlement.

(b)	Simplicity Pattern Co., Inc.

On March 24, 2016, Debtor Hancock Fabrics, Inc. initiated adversary proceeding 16-50417 (BLS) captioned, Hancock Fabrics, Inc. v. Simplicity Pattern Co., Inc. (the “Simplicity Adversary Proceeding”). In the Simplicity Adversary Proceeding, Hancock sought a declaratory judgment that transactions under the parties’ Simplicity Administrative Agreement, dated June 21, 2010, are consignments governed by Article 9 of the Uniform Commercial Code (the “UCC”) and that the Debtors, pursuant to Section 544 of the Bankruptcy Code have a superior interest in goods held on consignment. The Simplicity Adversary Proceeding further sought to avoid any unsecured interest that Simplicity holds in consigned goods. On April 25, 2016, Simplicity filed a motion to dismiss Hancock’s complaint for failure to state a claim pursuant to Federal Rules of Civil Procedure 8(a) and 12(b)(6). Hancock responded to Simplicity’s motion to dismiss and, after a hearing on the matter, the Bankruptcy Court denied Simplicity’s motion. Thereafter, Simplicity filed an answer denying that Hancock was entitled to the relief it sought and asserted counterclaims against Hancock, including, among others, for turnover of the proceeds of the sales of consigned goods, breach of contract, and in the alternative allowance of claims. Among other things, Simplicity asserted that transactions under the Simplicity Administrative Agreement are not consignments subject to Article 9 of the UCC and that the Debtors did not have a superior interest in goods held on consignment. Simplicity sought turnover of the proceeds of Hancock’s sale of goods from Simplicity, which Simplicity asserted to be $1.9 million, plus asserted damages related to Hancock’s purported sale of goods below a price floor that Simplicity asserted Hancock was required to maintain (collectively, the “Simplicity Other Secured Claim”). Simplicity also sought allowance of administrative claims of more than $3.7 million and general unsecured claims of more than $180 thousand. Hancock responded to the counterclaims and denied that Simplicity is entitled to the relief that it sought.

The Debtors and Simplicity have negotiated over treatment of the Simplicity Other Secured Claim in the Plan, and have reached a resolution that presently is being documented. The Plan treatment12 is as follows: (i) Simplicity will receive a cash payment in the amount of $445,337.50 (the “Simplicity Cash Payment”); (ii) Simplicity will receive a General Unsecured Claim in the amount of $1,683,622.75 that will be deemed allowed after payment of the Simplicity Cash Payment; (iii) Simplicity will waive all other claims and all remaining claim amounts against the Debtors and the Estates; (iv) Simplicity will enter into mutual general releases with the Debtors with respect to the Debtors and the Estates; and (v) the parties will enter into such other and further agreements as may be necessary to effectuate the foregoing treatment.

(c)	Sykel Enterprises

On March 24, 2016, Debtor Hancock Fabrics, Inc. initiated adversary proceeding 16-50418 (BLS) captioned, Hancock Fabrics, Inc. v. Sykel Enterprises, A Division of Fabrique Innovations, Inc. (the “Sykel Adversary Proceeding”). In the Sykel Adversary Proceeding, Hancock seeks a declaratory judgment that transactions under the parties’ Pay On Scan Agreement, dated as of October 15, 2015, are consignments governed by Article 9 of the UCC and that the Debtors, pursuant to Section 544 of the Bankruptcy Code have a superior interest in goods held on consignment. The Sykel Adversary Proceeding further seeks to avoid any unsecured interest that Sykel holds in consigned goods. Sykel filed an answer and amended answer denying that Hancock is entitled to the relief it seeks and asserting counterclaims against Hancock, including, among others, breach of contract and breach of bailment obligations. Sykel seeks damages of not less than $1 million under its breach of contract counterclaim, which alleges that Hancock sold goods below a price floor that Sykel asserts Hancock was required to maintain and that Hancock was required to turn over to Sykel the proceeds of the sale of the product at issue. Sykel also seek damages of not less than $1 million under its breach of bailment counterclaim, which alleges that Hancock was required to and did not return the product at issue to Sykel on demand. Hancock responded to the counterclaims and denied that Sykel is entitled to the relief it seeks. On March 8, 2017, the Bankruptcy Court entered an Order authorizing Hancock to file an amended complaint in response to Sykel’s counterclaims and Hancock filed such amended complaint. This amended complaint adds (a) claims pursuant to sections 549 and 550 of the Bankruptcy Code for the avoidance and recovery of unauthorized postpetition transfers and (b) a claim brought in the alternative for breach of contract, quantum meruit or unjust enrichment, seeking damages of not less than $400,000.

12 If and to the extent necessary, this negotiated resolution of the Simplicity Litigation and Simplicity’s Claims shall be deemed a settlement proposal pursuant to Bankruptcy Rule 9019 with respect to such treatment. The agreement documenting the resolution of the Simplicity Litigation and Simplicity’s Claims (captioned “Supplement to Debtors’ Joint Chapter 11 Plan of Liquidation and Stipulation of Settlement of Adversary Proceeding and Clams of Simplicity Pattern Co., Inc.”) is presently being finalized. The executed agreement will constitute the Plan Supplement terms with respect to the Simplicity Litigation and Simplicity Claims.

Discovery has commenced and is ongoing in the Sykel Adversary Proceeding. The parties have been ordered by the Bankruptcy Court to participate in mediation, and Hancock is attempting to first resolve certain discovery disputes. The Debtors believe that they have meritorious claims and causes of action against Sykel under Article 9 of the UCC and the Section 544 of the Bankruptcy Code and defenses to Sykel’s asserted counterclaims. However, the Debtors cannot provide any assurance on the ultimate outcome of the Sykel Adversary Proceeding at this time, and the Debtors reserve all rights with respect thereto. A ruling by the Bankruptcy Court on the Sykel Adversary Proceeding may not occur until after the Effective Date.

14.	Other Litigation.

(a)	Rowdec, LLC d/b/a Westlake Associates

Hancock Fabrics, Inc. was a party to a consolidated action in the United States District Court for the Northern District of Mississippi (the “District Court”), captioned Hancock Fabrics, Inc. v. Rowdec, LLC d/b/a Westlake Associates, Case No. 1:12-cv-131-SA-DAS, and Case No. 1:12-cv-222-SA-DAS. The action stemmed from a March 22, 2012 arbitration award, which involved a dispute over calculating royalties under a Consulting and Sales Agreement between Hancock Fabrics, Inc. and Rowdec, LLC d/b/a Westlake Associates (“Westlake”). Westlake sought royalties on sales in all of the Debtors’ nearly 300 stores and on the internet and attorneys’ fees. On November 19, 2013, the District Court issued a Judgment and Order resolving the matter of royalties in the Company’s favor (by holding that the award required the Company to pay royalties only on sales in the subset of Hancock Fabrics stores with a craft department) but upholding in part the arbitral award of attorneys’ fees.

On January 23, 2014, Westlake sought to revive the closed case. The District Court denied Westlake’s motion on September 23, 2014. On November 26, 2014, Westlake filed an arbitration demand with the American Arbitration Association (the “AAA Action”), seeking the same relief that was adjudicated in the District Court action. On December 10, 2014, the Company filed a motion to stay the AAA Action, asserting that the claim for expanded royalties is barred by the doctrines of res judicata and waiver. The Company also sought sanctions against Westlake. Following briefing, on August 27, 2015, the District Court denied the Company’s motion to stay the arbitration. The District Court held that Westlake did not waive its right to arbitrate, and refused to decide whether the AAA Action is barred by the federal court decision, finding that that issue should be resolved by the arbitrator. The Company appealed to the United States Court of Appeals for the Fifth Circuit and moved to stay the arbitration pending its appeal. The district court granted the Company’s request to stay the arbitration pending appeal. The Chapter 11 Cases commenced prior to briefing on the Fifth Circuit briefing, and both the Fifth Circuit appeal and AAA Action have been stayed. No assurance on the ultimate outcome of the above-described litigation, can be given at this time, and the Debtors reserve all rights with respect thereto. A ruling by the Bankruptcy Court on the above-described litigation may not occur until after the Effective Date.

(b)	Trilegiant Corporation

On November 23, 2016, Debtor Hancock Fabrics, Inc. initiated adversary proceeding 16-51527 (BLS) captioned, Hancock Fabrics, Inc. v. Trilegiant Corporation (the “Trilegiant Adversary Proceeding”). In the Trilegiant Adversary Proceeding, Hancock asserts breach of contract against Trilegiant Corporation (“Trilegiant”) and sought turnover of at least $537 thousand that Hancock asserted to be due to the Estates pursuant to a marketing agreement by and between Hancock and Trilegiant dated July 16, 2012 (as amended, the “Trilegiant Agreement”). Hancock asserted that Trilegiant agreed to pay Hancock certain commissions based on revenue generated through a “Designer Deals” program under which Hancock’s customers would enroll and pay monthly membership fees to receive discounts and rebates on merchandise purchases, as well as related costs and employee incentives, Trilegiant failed to make these payments post-Petition, and that Hancock is owed at least $537 thousand, plus fees and costs, under the Trilegiant Agreement.

Trilegiant and the Debtors reached a negotiated resolution of the Trilegiant Adversary Proceeding (the “Trilegiant Settlement”) and, on April 12, 2017, the Debtors filed a Motion to Approve Settlement and Release Agreement With Trilegiant Pursuant to Bankruptcy Rule 9019 [Docket No. 1570], seeking Bankruptcy Court approval of the Trilegiant Settlement. On April 28, 2017, the Bankruptcy Court entered its Order Approving Settlement and Release Agreement With Defendant Pursuant to Bankruptcy Rule 9019 [Docket No. 1601]. The terms of the Trilegiant Settlement include (i) a cash payment to the Debtors in the amount of $350,000 by Trilegiant and (ii) mutual general releases.

D.	MANAGEMENT/HEADCOUNT REDUCTION

As of the Petition Date, the Debtors employed approximately 4,500 full- and part-time employees, approximately 4150 of whom worked in the Debtors’ retail stores. As noted above, following the Bankruptcy Court Sale Order approving the sale of substantially all of the Debtors’ assets and the Store Closing Sales at the Remaining Closing Stores as provided under the Agency Agreement, the Debtors effectuated a phased reduction in force to preserve the Estates’ assets for creditors by eliminating the majority of store and warehouse salaried and hourly positions by the end of July 2016, when the services to be performed under the Agency Agreement would be completed. Shortly after the Bankruptcy Court approved the Agency Agreement, the Debtors significantly reduced their operations by terminating the majority of employees at their corporate headquarters. The Debtors have further reduced headcount on a phased basis as winddown tasks are completed. The Debtors currently maintain a winddown staff of fewer than 10 employees (down from more than 250 employees prior to commencement of the full chain liquidation). These personnel are actively engaged in winding up the Debtors’ operations, including without limitation, reconciling and resolving claims, maintaining the Debtors’ remaining technology and intangible assets pending liquidation, liquidating the remaining assets and completing corporate tax and regulatory matters.

E.	RETENTION OF RESPONSIBLE PERSON

Recognizing that the services of an experienced administrator are necessary and of critical importance to managing the process of efficiently administering and expeditiously winding down the Estates, the Plan provides for the appointment of a Responsible Person, whom the Debtors and Creditors’ Committee have jointly identified, to act for the Estates as provided in the Plan. The Debtors and the Creditors’ Committee have designated Meta to serve as the Responsible Person. Meta is an affiliate of Kelley Drye and Warren LLP, counsel to Creditors’ Committee member DDR Corporation (and other creditors in the Chapter 11 Cases). The Creditors’ Committee has agreed that Meta will retain Mr. Joseph Marchese, who has extensive experience with the Debtors’ operations, business records and financial matters prior to and during the Chapter 11 Cases, to serve as financial advisor to manage the winddown of the Estates. The Responsible Person may retain such additional persons as he or she may determine will benefit the Estates in the capacity for which such persons are retained.

IV.	THE PLAN

The following summary of certain principal provisions of the Plan is qualified in its entirety by reference to the Plan, which is attached as Exhibit A to this Disclosure Statement. In the event of any discrepancy between this Disclosure Statement, including the following summary description, and any provision of the Plan, the Plan (or order confirming the Plan) will control. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Plan.

A.	TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

Administrative Claims are claims for costs or expenses incurred in administering the Estates as specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) claims under sections 328, 330(a), 331 or 503 of the Bankruptcy Code for compensation for professional services rendered and reimbursement of expenses incurred in the Chapter 11 Cases (“Fee Claims”); (b) the actual, necessary costs and expenses of preserving the Estates and preparing for sale, selling and winding down the Debtors’ operations, incurred and paid in the ordinary course of business by the Debtors after the bankruptcy filing; (c) debtor-in-possession financing pursuant to the Final DIP Order; (d) adequate protection claims in connection with the use of the cash collateral of Prepetition Secured Creditors pursuant to the Final DIP Order and the Cash Collateral Order; (e) any post-petition taxes subject to administrative treatment; and (f) fees and charges assessed against the Debtors or the Estates pursuant to section 1930 of title 28 of the United States Code. Allowed Priority Tax Claims and certain allowed unsecured claims of governmental units are entitled to priority distribution from the Estates under section 507(a)(8) of the Bankruptcy Code.

As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims will not be classified for the purposes of voting or receiving distributions under the Plan. Rather, all such Claims will be treated separately as unclassified Claims on the terms set forth in Article 3 of the Plan. In addition to Administrative Claims in the bankruptcy for post-petition operating costs and Fee Claims, the Debtors caution that certain Administrative Claims will not be due until after the date on which the Bankruptcy Court order confirming the Plan (the “Confirmation Order”) is entered and additional Administrative Claims may be therefore asserted. Holders of Administrative Claims and Priority Tax Claims are not entitled to vote on the Plan; their votes will not be solicited, and they will not receive ballots.

1.	Fee Claims, Professional Fee Escrow, Carve-Out and Carve-Out Reserve.

Under Article 3.D. of the Plan, a Fee Claim will be Allowed only if the holder files a Fee Application no later than forty-five (45) days after the Effective Date and only if and to the extent such Fee Claim is approved by the Bankruptcy Court.

Under Article 3.D.2. of the Plan, nothing in the Plan or this Disclosure Statement shall alter or impair the provisions of the DIP Financing Agreement or the DIP Financing Order with respect to any carve-out rights, including without limitation the Carve-Out, Carve-Out Reserve or Professional Fee Escrow, each of which (including without limitation the Success Fee) shall be administered for the beneficiaries thereof. To the extent such carve-out rights apply, only the surplus remaining after satisfaction of all Claims and other rights held by the beneficiaries of the carve-out rights, including without limitation the Carve-Out, Carve-Out Reserve and Professional Fee Escrow, shall be administered as otherwise provided in the Plan.

2.	Treatment of Allowed Administrative Claims and Allowed Priority Tax Claims.

Under Article 3.C. of the Plan, each holder of an Allowed Administrative Claim (other than Fee Claims) shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, on the later of (a) the Effective Date or as soon as reasonably practicable thereafter, (b) the date such Administrative Claim becomes an Allowed Administrative Claim or (c) the date such Allowed Administrative Claim is due for payment under any applicable agreement between the holder of the Allowed Administrative Claim and the Debtors or the Responsible Person, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors and the holder of such Allowed Administrative Claim shall have agreed upon in writing.

Under Article 3.E. of the Plan, each holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Priority Tax Claim, at the sole option of the Responsible Person following consultation with the Post-Effective Date Committee and in full satisfaction, settlement, release and discharge of, and in exchange for, such Priority Tax Claim, (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (ii) such other treatment as to which the Responsible Person and the holder of such Allowed Priority Tax Claim shall have agreed upon in writing.

3.	Treatment of Claims Against Multiple Debtors.

The Plan is a joint plan, with all rights to recover from the Available Assets to be governed by the terms of the Plan. The Debtors will not pursue their intercompany claims against each other as part of the Plan. If and only to the extent that the Bankruptcy Court finds that it is necessary to effectuate the joint nature of the Plan, the Debtors move as part of confirmation of the Plan that the Debtors be substantively consolidated into a single entity for purposes of all actions under the Plan. In such case, entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Debtors for Plan purposes. The Plan will provide for the same treatment of each class of claims on confirmation, regardless of whether the Bankruptcy Court orders substantive consolidation of the Estates. Under the Plan, (a) all assets and liabilities of the Debtors shall be deemed merged so that all of the assets of all of the Debtors shall be available to pay all of the liabilities of all of the Debtors as if they were one company, (b) any obligation of any of the Debtors and all guaranties thereof by or enforceable against any of the Debtors and any joint and several liability of the Debtors shall be treated as though they were a single obligation in the amount of the obligation of the primary obligor, (c) any Claim or Claims filed or to be filed against any of the Debtors in connection with any such obligation and any such guaranties or any such joint and several liability shall be treated as though they were a single Claim in the amount of the Claim against the primary obligor, (d) all such guaranties of the Debtors shall be deemed eliminated and extinguished, (e) all Claims of any Debtor against any other Debtor shall be cancelled and extinguished, and (f) no distributions shall be made under the Plan on account of any Interests of any of the Debtors in any of the other Debtors. Notwithstanding the occurrence of the Effective Date and regardless of whether the Debtors are substantively consolidated as part of the Plan, the Chapter 11 Cases of any Debtor entities may be dismissed by order of the Bankruptcy Court and each such entity may be excluded from this Plan. Nothing in Plan Article 6 shall augment or increase (i) the property that constitutes collateral or any offset or similar right securing any Claim or otherwise increase the secured portion of any Claim under Bankruptcy Code section 506(a), or (ii) the allowable amount of any Allowed Claim (including any Administrative Claim or Reclamation Claim). The Debtors reserve the right to seek confirmation of the Plan, with or without substantive consolidation, with any modifications that the Bankruptcy Court may order related to the foregoing. Without limiting the generality of the foregoing, if and to the extent that the Bankruptcy Court so orders, the holders of Claims owed by multiple Debtors may receive a supplemental Claim under the Plan to compensate them for the value of any additional recovery that would have otherwise been available to them but for the provisions set forth in Plan Article 6A.

On May 1, 2017, the PBGC asserted that a schedule to Debtors’ Monthly Operating Report (the “MOR”) for the period February 26, 2017 through April 1, 2017, filed on April 12, 2017 [Docket No. 1572] at page 3, supports the conclusion that the Debtors other than Hancock Fabrics, Inc. (collectively, the “Subsidiary Debtors”) have cash assets of $637,000, which should be allocated to the PBGC’s claims. As noted in the MOR, the reported allocation is not based on asset ownership but is an allocation based on fiscal year 2015 expense amounts (each Subsidiary Debtor’s retail salaries and wages as a percentage of the total retail salaries and wages for all Debtors). Each MOR includes an explanation of this allocation immediately adjacent to the MOR table in which this allocation is reported. This presentation is required by the Office of the United States Trustee (the “US Trustee”) and is based on its policies and procedures. The US Trustee rejected the Debtors’ presentation of cash assets which had been based on ownership and required the allocation based on historical salary for the US Trustee’s own purposes. The Debtors made the modification based on the understanding that it was not reflective of actual ownership of the relevant assets. The Debtors have consistently maintained that the limited assets of the Subsidiary Debtors were exhausted by the payment of the secured debts of senior creditors and that the MOR has no bearing on actual asset ownership.

The PBGC has advised the Debtors, and it was recited on the record of the May 4, 2017 hearing before the Bankruptcy Court regarding this Disclosure Statement, that the total amount of the PBGC’s asserted Senior Claims (Administrative, Secured, and/or Priority), other than General Unsecured Claims, is $800,657, comprised of $540,869 in asserted Claims allegedly having the priority set forth in 11 U.S.C. § 507(a)(2) and $259,788 in asserted Claims allegedly having the priority set forth in 11 U.S.C. § 507(a)(5). In reliance on that record before the Bankruptcy Court, and certain other Plan modifications related to Post-Effective Date Major Settlements and the appointment of Marchese and Litigation Counsel, the Debtors are willing to nominate Meta as Responsible Person and consent to the PBGC being a member of the Post-Effective Date Committee. The Debtors reserve all rights concerning the foregoing, including without limitation objections with respect to the amount and priority of the PBGC’s Claims.

B.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

1.	Other Priority Claims (Classes 1 A-G).

Classes 1 A-G consist of Other Priority Claims asserted against each of the Debtors’ Estates.

Other Priority Claims are Claims entitled to priority under section 507(a) of the Bankruptcy Code, other than Administrative Claims or Priority Tax Claims. Other Priority Claims include claims for wages and salaries including vacation, severance and sick leave earned within 180 days of the Petition Date up to $12,475. Each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, (i) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (ii) such other treatment as to which the Debtors or the Responsible Person and such Claimholder shall have agreed upon in writing.

Classes 1 A-G are unimpaired and holders of Other Priority Claims are not entitled to vote to accept or reject the Plan. Their votes will not be solicited and they will not receive ballots.

2.	Wells Fargo Prepetition Claims (Classes 2 A-G).

Classes 2 A-G consist of Wells Fargo Prepetition Claims asserted against each of the Debtors’ Estates.

Wells Fargo Prepetition Claims are the Claims asserted by Wells Fargo itself as lender and as administrative agent and collateral agent for the lenders against the Debtors under the Pre-Petition Loan Agreement. All Wells Fargo Prepetition Claims are deemed to have been satisfied in full by the entry of the final DIP Order and the payment of any amounts required thereunder, and the Debtors do not anticipate further distributions to holders of Allowed Wells Fargo Prepetition Claims under the Plan.

Classes 2 A-G are unimpaired and holders of Wells Fargo Prepetition Claims are not entitled to vote to accept or reject the Plan. Their votes will not be solicited and they will not receive ballots. As set forth above, the Debtors believe that the Wells Fargo Prepetition Claims have been paid in full.

3.	GACP Prepetition Claims (Classes 3 A-G).

Classes 3 A-G consist of GACP Prepetition Claims asserted against each of the Debtors’ Estates.

GACP Prepetition Claims are the Claims asserted by GACP itself as term lender and as term agent for the term lenders against the Debtors under the Pre-Petition Loan Agreement. All GACP Prepetition Claims are deemed to have been satisfied in full by the entry of the final DIP Order and the payment of any amounts required thereunder, and the Debtors do not anticipate further distributions to holders of Allowed GACP Prepetition Claims under the Plan.

Classes 3 A-G are unimpaired and holders of GACP Prepetition Claims are not entitled to vote to accept or reject the Plan. Their votes will not be solicited and they will not receive ballots. As set forth above, the Debtors believe that the GACP Prepetition Claims have been paid in full.

4.	Noteholder Prepetition Claims (Classes 4 A-G).

Classes 4 A-G consist of Noteholder Prepetition Claims asserted against each of the Debtors’ Estates.

Noteholder Prepetition Claims are the Claims asserted by the Indenture Trustee for itself and as indenture trustee for the Noteholders against the Debtors under the Indenture. All Noteholder Prepetition Claims are deemed to have been satisfied in full by the entry of the Cash Collateral Order and the payment of any amounts required thereunder, and the Debtors do not anticipate further distributions to holders of Allowed Noteholder Prepetition Claims under this Plan.

Classes 4 A-G are unimpaired and holders of Noteholder Prepetition Claims are not entitled to vote to accept or reject the Plan. Their votes will not be solicited and they will not receive ballots. As set forth above, the Debtors believe that the Noteholder Prepetition Claims have been paid in full.

5.	Other Secured Claims (Classes 5 A-G).

Classes 5 A-G (and subclasses thereof) consist of Other Secured Claims asserted against each of the Debtors’ Estates.

Other Secured Claims are Claims, including Consignment Claims but not including Wells Fargo Claims, GACP Claims and Noteholder Claims, that are secured by a valid unavoidable security interest in or lien on property of the Debtors, but only to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of the Estates’ interest in the property of the Debtors that secures payment of such Claim, including a Consignment Claim. Subject to Article 9.H. (Setoffs and Recoupments) of the Plan, each holder of an Allowed Other Secured Claim will receive one or a combination of the following, in the Debtors’ discretion, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim: (i) Cash in an amount equal to the amount of such Allowed Other Secured Claim; (ii) the collateral securing such Allowed Other Secured Claims or proceeds thereof; (iii) the sale of the Collateral securing such Allowed Other Secured Claims, with the liens to attach to the proceeds of such sale; (iv) realization of the indubitable equivalent on account of such Claims; (v) deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estates’ interest in such property or (vi) such other treatment as to which the Debtors and such Claimholder shall have agreed upon in writing (including without limitation any settlement agreement previously approved by the Bankruptcy Court). The foregoing consideration shall be determined on the later of the date that the Other Secured Claim becomes an Allowed Other Secured Claim or within sixty (60) days after the Effective Date. A separate subclass will be created for each Debtor. A further separate subclass will be created for each Other Secured Claimholder or each group thereof that shares collateral (if any).

On April 3, 2017, the Bankruptcy Court entered its Agreed Order Resolving Twelfth Omnibus Objection (Substantive) With Respect to Claim Number 823 Filed by Janome America, Inc. (the “Janome Order”) [Docket No. 1551]. Pursuant to the Janome Order, Janome has, inter alia, an allowed Other Secured Claim in the amount of $73,976.80 against Debtor Hancock Fabrics, Inc. Janome’s Other Secured Claim is classified as Class 5A1.

In April, 2017, the Debtors and Simplicity agreed in principle to resolve the Simplicity Litigation and the Simplicity Claims through the Plan under the terms and as described in Article III.C.13(b) hereof.13 The agreement documenting the resolution of the Simplicity Litigation and Simplicity’s Claims (captioned “Supplement to Debtors’ Joint Chapter 11 Plan of Liquidation and Stipulation of Settlement of Adversary Proceeding and Clams of Simplicity Pattern Co., Inc.”) is presently being finalized. Simplicity’s Other Secured Claim against Debtor Hancock Fabrics, Inc. is classified as Class 5A2. Janome (Class 5A1) and Simplicity (Class 5A2) shall receive the treatment set forth in the Plan Supplement.

Classes 5 A-G (including subclasses thereof) are impaired and holders of Other Secured Claims are entitled to vote to accept or reject the Plan. Other Secured Claims include Consignment Claims held by creditors with validly perfected security interests in consigned inventory. The Debtors have challenged the validity of certain alleged Consignment Claims, as discussed in Article III.C.13 hereof. Although the Debtors believe that there are no valid Consignment Claims in any pending litigation or claims that have not been settled or adjudicated, the Bankruptcy Court retains jurisdiction over the pending litigation and may order otherwise. The Debtors reserve the right to stipulate to such classification for disputed Consignment Claims. Furthermore, the Debtors reserve the right to settle any Disputed Consignment Claim, including without limitation as provided herein.

13 The material terms are: (i) Simplicity will receive a cash payment in the amount of $445,337.50 (the “Simplicity Cash Payment”); (ii) Simplicity will receive a General Unsecured Claim in the amount of $1,683,622.75 that will be deemed allowed after payment of the Simplicity Cash Payment; (iii) Simplicity will waive all other claims and all remaining claim amounts against the Debtors and the Estates; (iv) Simplicity will enter into mutual general releases with the Debtors with respect to the Debtors and the Estates; and (v) the parties will enter into such other and further agreements as may be necessary to effectuate the foregoing treatment. See Article III.C.13(b) hereof.

6.	General Unsecured Claims (Classes 6 A-G).

Classes 6 A-G consist of General Unsecured Claims asserted against each of the Debtors’ Estates.

General Unsecured Claims are any Claims against the Debtors that are not Administrative Claims, Wells Fargo Prepetition Claims, GACP Prepetition Claims, Noteholder Prepetition Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims or Securities Subordinated Claims, provided that General Unsecured Claims shall include, without limitation, any Claim of a holder of an Other Secured Claim secured by an interest in property of the Estates to the extent the amount of such Claim exceeds the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, in the interest in property of the Estates securing such Claim. Each holder of an allowed General Unsecured Claim will receive his, her or its Pro Rata Share of proceeds of the Available Assets as part of the Plan.

Classes 6 A-G are impaired and holders of General Unsecured Claims are entitled to vote to accept or reject the Plan. The Debtors estimate that the actual amount of valid General Unsecured Claims is approximately $100.0 million to $109.3 million in the aggregate. The amount of such unsecured claims is uncertain and depends upon the outcome of a number of disputed legal and factual issues.

There is substantial uncertainty concerning the ultimate recovery available for General Unsecured Creditors. The Debtors preliminarily estimate that the Available Assets may be in the range of approximately $7.6 million to $9.8 million. These estimates are subject to revision in material ways and should not be considered a representation that actual outcomes will necessarily fall within this range. The recovery also depends upon the Allowed Amount of the other General Unsecured Claims and a number of other factors. The ultimate recovery for holders of Allowed General Unsecured Claims is, thus, subject to substantial uncertainty.

The foregoing analysis does not include any recoveries on litigation claims, including Preference Actions. The Debtors made transfers of approximately $32.4 million during the 90 days prior to the Petition Date (not including any payroll, employee reimbursement, interest, rent, utilities, taxes, licenses, professional fees, bank fees, insurance, postage or transfers to the Prepetition Secured Creditors).14 Not all of those transfers were on account of antecedent debts, and many other transfers that were on account of antecedent debts will be subject to defenses. The Debtors have not completed their analysis of preference claims. Except as otherwise provided in the Plan or in any contract, instrument, release or agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, all claims, causes or Rights of Action that the Debtors or the Estates may have against any person or entity will be preserved, including without limitation any and all Rights of Action the Debtors, the Estates or other appropriate party in interest may assert under sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code. Subject to the preceding sentence, the Responsible Person, following consultation with the Post-Effective Date Committee, will determine whether to bring, settle, release, compromise or enforce such claims, causes or Rights of Action, and will not be required to seek further approval of the Bankruptcy Court for such actions. The Responsible Person shall not be required to consult with any Post-Effective Date Committee member whose Claim is the subject of any such claims, causes or Rights of Action (including without limitation a Preference Action) by the Debtors or the Estates, and such Post-Effective Date Committee member shall recuse himself or herself from any discussion with the Responsible Person with respect thereto.

14 The foregoing preference analysis is preliminary. The Debtors reserve the right to modify their position and nothing herein is or shall be deemed to be an admission or waiver of any right.

7.	Interests and Securities Subordinated Claims (Classes 7 A-G).

Classes 7 A-G consist of Interests and Securities Subordinated Claims asserted against each of the Debtors’ Estates.

Interests are any rights of holders of issued and outstanding shares of common stock, preferred stock or other equity securities of the Debtors in respect thereof, including all Existing Stock or any other equity securities of or ownership interests in the Debtors, including all options, warrants, call rights, puts, awards or other agreements to acquire Existing Stock or other securities in the Debtors and all rights of holders in respect thereof. Securities Subordinated Claims are all Claims against the Debtors arising from the purchase or sale of a security in any of the Debtors, or any Claim against the Debtors by an entity that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim.

On the Effective Date, the Existing Stock and Interests shall be cancelled. Each holder of an Interest or Securities Subordinated Claim shall not receive anything on account of such Interest or Claim. Subject to the provisions of Article 9.J. of the Plan, on the occurrence of the Effective Date, the entry of the Confirmation Order shall act as an order approving and effecting the cancellation of all shares of the capital stock of the Debtors (and all securities convertible or exercisable for or evidencing any other right in or with respect to shares of the capital stock of the Debtors) outstanding immediately prior to the Effective Date without any conversion thereof or distribution with respect thereto.

Accordingly, holders of Interests and Securities Subordinated Claims are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan. Their votes will not be solicited and they will not receive ballots.

C.	IMPLEMENTATION OF THE PLAN

1.	Liquidation of Estates.

In the event that the Plan becomes effective as set forth in Article 11 of the Plan, on and after the Effective Date, the Estates shall be liquidated in accordance with the Plan, the Hancock Administrative Budget and applicable law, and the operations of the Debtors shall become the responsibility of the Responsible Person who shall thereafter have responsibility for the management, control and operation thereof, and who may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. The Responsible Person shall act as liquidating agent of and for the Estates from and after the Effective Date in order to implement the terms of the Plan. The Responsible Person shall be both authorized and obligated, as agent for and on behalf of the Estates, to take any and all actions necessary or appropriate to implement the Plan or wind up the Estates in accordance with applicable law, including any and all actions necessary to (i) liquidate the Assets of the Debtors and the Estates, (ii) investigate, prosecute, release, compromise and, if necessary, litigate, any Right of Action on behalf of the Debtors and the Estates, (iii) defend, protect and enforce any and all rights and interests of the Debtors and the Estates, (iv) make any and all Distributions required or permitted to be made under the Plan, (v) file any and all reports, requests for relief or opposition thereto, (vi) dissolve the Debtors, terminate joint ventures, or otherwise wind up any corporate entity owned by the Debtors and the Estates, (vii) file post-Effective Date reports as required pursuant to applicable statute or the Bankruptcy Court and pay all statutory fees pursuant to Article 12.B of the Plan and (viii) pay any and all claims, liabilities, losses, damages, costs and expenses incurred in connection therewith or as a result thereof, including all fees and expenses of his or her Professionals, the Debtors’ and the Post-Effective Date Committee’s Professionals accruing from and after the Confirmation Date, to the extent such payment of such amounts are included in the Hancock Administrative Budget, as may be modified or amended by the Responsible Person following consultation with the Post-Effective Date Committee, without any further application to the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan or herein, any settlement, dismissal or other compromise of the Simplicity Litigation, the Sykel Litigation, the Trilegiant Litigation or the Westlake Litigation shall be subject to Bankruptcy Court approval following notice and a hearing, pursuant to Bankruptcy Rule 9019 and all Post-Effective Date Major Litigation shall be subject to Article 9.F of the Plan. The Responsible Person shall be authorized to execute such documents and take such other action as is necessary to effectuate the Plan and perform his or her duties as liquidating agent of and for the Estates, including authorization to execute such documents and take such other action on behalf of the Debtors. The Responsible Person shall also be authorized to retain professionals and may incur any reasonable and necessary expenses (up to the amounts set forth in the Hancock Administrative Budget) in the performance of his or her duties as liquidating agent of and for the Estates. In discharging the foregoing responsibilities, the Responsible Person is entitled to exercise his or her business judgment. The Responsible Person shall not be obligated to take any action or pursue any Rights of Action unless justified in his or her reasonable determination by fact and law, nor shall he or she be obligated to take any action that could reasonably cause him or her personal liability. Without limiting the generality of the foregoing, the Responsible Person may consider the interests of Claimholders in receiving prompt distributions and such other factors as may be reasonable in the exercise of his or her business judgment.

2.	Creditors’ Committee.

As noted above, the Creditors’ Committee consists of Coats & Clark, DDR Corporation, Fabric Editions and Jaftex Corporation, Myletex International Inc., the Pension Benefit Guaranty Corporation, Rowdec, LLC, d/b/a Westlake Association and Sykel Enterprises. At the time of filing the Plan, the claims of all members of the Creditors’ Committee were unresolved. As of the Effective Date, the Creditors’ Committee will be succeeded by the Post-Effective Date Committee. See Article IV.C.4 hereof.

3.	Appointment of Responsible Person, Financial Advisor and Litigation Counsel

As part of the Plan, the Debtors seek to appoint the Responsible Person, jointly with the Creditors’ Committee, subject to Bankruptcy Court approval. The Debtors and the Creditors’ Committee have designated Meta to serve as the Responsible Person. Meta is an affiliate of Kelley Drye and Warren LLP, counsel to Creditors’ Committee member DDR Corporation (and other creditors in the Chapter 11 Cases). The Creditors’ Committee has agreed that Meta will retain Mr. Joseph Marchese, who has extensive experience with the Debtors’ operations, business records and financial matters prior to and during the Chapter 11 Cases, to serve as financial advisor to manage the winddown of the Estates. Upon the Effective Date, the Responsible Person shall be deemed elected and appointed by all requisite action under law as the sole board-appointed officer, shareholder-appointed director and (with respect to Debtor entities that are limited liability companies) manager for each of the Debtors and for all subsidiaries of the Debtors for all purposes and in all respects, with all necessary and appropriate power to act for, on behalf of and in the name of each of the Debtors and their respective subsidiaries, with the same power and effect as if each of his or her actions in furtherance of his or her duties as Responsible Person and as a board-appointed officer, shareholder-appointed director and (with respect to Debtor entities that are limited liability companies) manager for each of the Debtors and for all subsidiaries of the Debtors were explicitly authorized by the appropriate board of directors or shareholders, including without limitation the power to open, close and manage bank accounts, enter into business transactions within or without the ordinary course of business and authorize and benefit from any insurance policies and rights of indemnification, commence and pursue dissolution or winding up proceedings for any of the Debtors or their respective subsidiaries, to the extent necessary or appropriate, and to take any and all actions and execute all documents and instruments as may be necessary or appropriate in connection with such dissolution, winding up, bankruptcy or insolvency proceedings, subject only to the responsibilities and requirements imposed upon the Debtors by the Plan, the Bankruptcy Code and other applicable law, with such appointment deemed effective as of the Effective Date. The Responsible Person shall retain Marchese pursuant to the Marchese Retention Agreement as financial advisor to assist in managing the winddown of the Estates and Litigation Counsel in connection with the Sykel Litigation and any litigation or contested matter involving members of the Post-Effective Date Committee. The Responsible Person may be removed for Cause by order of the Bankruptcy Court following notice (including without limitation a noticed motion filed by the Post-Effective Date Committee) and a hearing. As used in Article IV.C.3, “Cause” shall be a judicial determination that the Responsible Person has engaged in willful misconduct, gross negligence or fraud or has otherwise materially and substantially failed to discharge the Responsible Person’s duties pursuant to the Plan, and such material and substantial failure has continued for sixty (60) days following the Responsible Person’s receipt of written notice (such notice to be concurrently served on the Debtors) specifically asserting such failures. If the Responsible Person is removed pursuant to Article IV.C.3, or if the Responsible Person is unwilling or unable to continue to serve, the Bankruptcy Court shall appoint a successor Responsible Person in consultation with, and soliciting the recommendation of, the Post-Effective Date Committee. With respect to all conduct taken while acting in such capacities under this Plan, the Responsible Person and Marchese shall benefit from each and every insurance policy obtained by or for the benefit of the officers or employees of any of the Debtors. Such authorization and benefits shall also extend to any, each and every successor, without reservation or limitation.

4.	Appointment of Post-Effective Date Committee.

As of the Effective Date, the Creditors’ Committee shall be reconstituted as the Post-Effective Date Committee and shall be comprised of one or more members of the Creditors’ Committee which members shall be designated by the Creditors’ Committee at least three (3) business days prior to the commencement of the Confirmation Hearing. The Post-Effective Date Committee shall not include any member of the Creditors’ Committee that is in litigation, in any state or Federal court or other court of competent jurisdiction, that (i) has been commenced as of March 8, 201715 and (ii) has not been finally adjudicated or dismissed with prejudice, with or against any of the Debtors, including without limitation litigation commenced prior to the Petition Date and adversary proceedings in the Chapter 11 Cases, regardless of whether any litigation was stayed as a result of the filing of Chapter 11 Cases. The Creditors’ Committee members who are not members of the Post-Effective Date Committee shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from their service as Creditors’ Committee members. In the event of death or resignation of any member of the Post-Effective Date Committee, the remaining members of the Post-Effective Date Committee shall have the right to designate a successor from among the holders of Allowed Class 6 Claims. If a Post-Effective Date Committee member assigns its Claim in full or releases the Debtors from payment of the balance of its Claim, such act shall constitute a resignation from the Post-Effective Date Committee. Until a vacancy on the Post-Effective Date Committee is filled, the Post-Effective Date Committee shall function in its reduced number. The members of the Post-Effective Date Committee shall undertake their duties as specified in the Plan. With respect to all conduct while acting in such capacity, members of the Post-Effective Date Committee shall not assume or be deemed to have assumed any liability to creditors, the Debtors, or any other parties in interest in the Chapter 11 Cases and shall not be liable for any acts or omissions while acting in that capacity, except for bad faith and acts or omissions constituting malfeasance or gross negligence. The Post-Effective Date Committee shall have the right to retain counsel or other Professionals, which shall be paid reasonable fees and expenses by the Debtors. With respect to conduct taken in such capacity, the Post-Effective Date Committee shall benefit from each and every insurance policy obtained by or for the benefit of the officers or employees of the Debtors. Such authorization and benefits shall also extend to any, each and every successor, without reservation or limitation.

The Responsible Person shall consult with the Post-Effective Date Committee, individually or collectively, concerning major decisions in the Chapter 11 Cases no less frequently than quarterly. Each member of the Post-Effective Date Committee shall recuse himself or herself from consultation on any matter affecting the Claims or Rights of Action of such member of the Post-Effective Date Committee or any person or entity with which such member of the Post-Effective Date Committee is in any way affiliated. The Post-Effective Date Committee, and its individual members, shall not be entitled to (i) receive material protected from disclosure by the attorney/client privilege, work product doctrine or other applicable privilege, except to the extent that receipt of such information is necessary, as reasonably determined by the Responsible Person, to carry out the duties of the Post-Effective Date Committee under the Plan, (ii) direct the Responsible Person, whose independent judgment and ability to act as set forth in the Plan is expressly preserved except as set forth therein, (iii) make contractual commitments or take any action that would bind the Debtors or the Estates or (iv) receive compensation from the Debtors or the Estates for their service as members of the Post-Effective Date Committee. Distributions on account of scheduled or timely filed and allowed Claims shall not be considered compensation pursuant to this provision. Nothing set forth herein shall prohibit or limit the Responsible Person’s ability to consult with creditor representatives other than the members of the Post-Effective Date Committee, and the Responsible Person may consult with and seek advice from any creditors, whether individually or collectively, and in such manner that the Responsible Person deems appropriate. Following all payments being made to the holders of Allowed Unsecured Claims under the Plan, the Post-Effective Date Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from their service as Post-Effective Date Committee members, and the retention or employment of the Committee’s attorneys and Professionals shall terminate.

15 Subject to the Debtors’ reservation of rights as discussed in Section IV.A.3 hereof.

As of the Effective Date, the Post-Effective Date Committee shall: (i) have the right to make and file objections to Claims and to withdraw such objections; (ii) have the right, jointly with the Responsible Person, to review and approve settlements and proposed releases or abandonment of Rights of Action by the Debtors where the amount in controversy exceeds $250,000, or the sale of the Debtors’ Assets in which the gross proceeds from a sale transaction exceed $200,000. All Post-Effective Date Major Settlements shall be subject to Article 9.F of the Plan. The Responsible Person or Post-Effective Date Committee, as the case may be, shall provide counsel for the other of the Post-Effective Date Committee or the Responsible Person with twenty-one (21) days’ written notice of any proposed settlement, release or abandonment of Rights of Action in which the amount in controversy exceeds $250,000 or sale of Assets in which the gross proceeds from a sale transaction exceed $200,000. If no objection is served on the Responsible Person or Post-Effective Date Committee, as the case may be, within twenty-one (21) days following the date of such notice, the Post-Effective Date Committee or Responsible Person, as the case may be, shall be deemed to have consented to such settlement, release, abandonment or sale. The Post-Effective Date Committee and the Responsible Person will consult in good faith before selling an Asset, settling or abandoning a Right of Action or filing a claim related to a Right of Action.  If there is ultimately no agreement between the two, then the Responsible Person shall have the right to ask the Bankruptcy Court to approve his or her proposed course of action and the Bankruptcy Court shall authorize the same if it is in the best interests of the Estates; (iii) have the right to retain professionals; and (iv) perform such additional functions as may be agreed to by the Responsible Person, are provided for in the Confirmation Order, or provided for by further Order of the Court entered after the Effective Date.

5.	Liability, Indemnification.

The Responsible Person, Marchese, the Post-Effective Date Committee and all of their respective designees, employees or professionals or any duly designated agent or representative of the Responsible Person, Marchese, the Post-Effective Date Committee, or their respective employees, shall not be liable for the act or omission of any other member, designee, agent or representative of the Responsible Person, Marchese or the Post-Effective Date Committee, nor shall they be liable for any act or omission taken or omitted to be taken in their respective capacities, including as a board-appointed officer, shareholder-appointed director and (with respect to Debtor entities that are limited liability companies) manager for each of the Debtors and for all subsidiaries of the Debtors, other than acts or omissions resulting from willful misconduct, gross negligence or fraud. The Responsible Person and the Post-Effective Date Committee may, in connection with the performance of their functions, and in their sole and absolute discretion, consult with attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done, each in reasonable reliance upon the advice or opinions rendered by such persons. Notwithstanding such authority, the Responsible Person and the Post-Effective Date Committee shall not be under any obligation to consult with attorneys, accountants, financial advisors or agents, and their determination not to do so shall not result in the imposition of liability, unless such determination is based on willful misconduct, gross negligence or fraud. The Debtors and the Estates shall indemnify and hold harmless the Responsible Person, Marchese and the Post-Effective Date Committee and their designees and professionals, and all duly designated agents and representatives thereof (in their capacity as such), from and against and in respect of all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to such actions or omissions, or consequences of their actions or omissions with respect or related to the performance of their duties or the implementation or administration of the Plan; provided, however, that no such indemnification will be made to such persons for such actions or omissions if a court of competent jurisdiction has determined by final order that the challenged conduct occurred as a result of willful misconduct, gross negligence or fraud.

6.	Corporate Action.

On the Effective Date, the matters under the Plan involving or requiring corporate action of the Debtors, including, but not limited to, actions requiring a vote or other approval of the board of directors, shareholders or members and execution of all documentation incident to the Plan, shall be deemed to have been authorized by the Confirmation Order and to have occurred and be in effect from and after the Effective Date without any further action by the Bankruptcy Court or the officers, directors or (with respect to Debtor entities that are limited liability companies) manager for each of the Debtors and for all subsidiaries of the Debtors.

7.	Continued Corporate Existence; Dissolution of the Debtors.

The Board of Directors shall be reconstituted on the Effective Date as provided in Section 7.E of the Plan and shall consist solely of the Responsible Person. From and after the Effective Date, one or more of the Debtors shall remain in existence for the purpose of liquidating and winding up the Estates. As soon as practicable after the liquidation and the winding up of the Estates and the completion of distributions under the Plan, the Responsible Person shall file a certificate of dissolution in the applicable state of incorporation for each of the Debtors and the Debtors shall dissolve and cease to exist. Notwithstanding the occurrence of the Effective Date and regardless of whether the Debtors are substantively consolidated as part of the Plan, the Chapter 11 Cases of any Debtor entities may be dismissed by order of the Bankruptcy Court and each such entity may be excluded from the Plan. To the extent that the Debtors may be substantively consolidated as part of the Plan, the cases related to certain Estates may be closed prior to completion of distributions.

8.	Preservation of All Rights of Action.

Except as otherwise provided in the Plan or in any contract, instrument, release or agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, all claims, causes or Rights of Action that the Debtors or the Estates may have against any person or entity will be preserved, including without limitation any and all Rights of Action the Debtors, the Estates or other appropriate party in interest may assert under Chapters 5 and 7 of the Bankruptcy Code, including without limitation sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code. Subject to the preceding sentence, the Responsible Person following consultation with the Post-Effective Date Committee will determine whether to bring, settle, release, compromise or enforce such claims, causes or Rights of Action, and will not be required to seek further approval of the Bankruptcy Court for such actions. The Responsible Person shall not be required to consult with any Post-Effective Date Committee member whose Claim is the subject of any such claims, causes or Rights of Action (including without limitation a Preference Action) by the Debtors or the Estates, and such Post-Effective Date Committee member shall recuse himself or herself from any discussion with the Responsible Person with respect thereto.

9.	Saturday, Sunday or Legal Holiday.

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

D.	CLAIMS AND DISTRIBUTIONS

1.	Hancock Senior Claims Reserve and Hancock Administrative Fund.

Prior to making any distribution on account of Allowed General Unsecured Claims, the Debtors shall establish (i) the Hancock Senior Claims Reserve and (ii) the Hancock Administrative Fund. In addition, the Responsible Person shall manage a Disputed Claims Reserve for the treatment of Disputed Claims other than Administrative Claims. The Debtors shall deposit from the Available Assets into the Disputed Claims Reserve an amount equal to the Pro Rata Share of the Distribution allocable to Disputed Claims, as if such claims were Allowed Claims as and to the extent provided herein. The Disputed Claims Reserve shall be held in trust by the Responsible Person for the benefit of holders of Allowed Claims whose Distributions are unclaimed and the holders of such Disputed Claims pending a determination of such claimants’ entitlement thereto pursuant to the terms of the Plan. After the Effective Date, the Responsible Person shall make distributions to the holders of Allowed Senior Claims which become Allowed after the Effective Date from the Hancock Senior Claims Reserve. Any amounts remaining in (i) the Hancock Senior Claims Reserve after payment of all Allowed Senior Claims, (ii) the Disputed Claims Reserve and (iii) the Hancock Administrative Fund after payment of all costs and expenses of liquidating and administering the Estates shall be distributed to the holders of other Claims as soon as practicable and in accordance with the provisions of the Plan. The amount of the Hancock Senior Claims Reserve shall be established by the Debtors in consultation with the Committee. The Bankruptcy Court shall have the authority to determine the amount of the Hancock Senior Claims Reserve to the extent of any dispute related thereto. In the case of any Claim based upon disputed ownership of an asset (including any Disputed Consignment Claim) or any other Claims subject to litigation, the Cash amount reserved shall not exceed the net cash proceeds received by the Debtors from the disposition of the assets in dispute (after accounting for the Debtors’ contractual share and cost of sales) unless the Bankruptcy Court orders otherwise by Final Order.

2.	Responsible Person as Disbursing Agent.

The Responsible Person shall make all distributions required under the Plan except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Responsible Person, with the cooperation of such Servicer, shall make such distributions. The Responsible Person shall serve without bond in connection with his or her obligations under the Plan. The appointment of the Responsible Person as disbursing agent shall be approved by the Bankruptcy Court in accordance with the Plan and confirmed by the Bankruptcy Court as part of the Confirmation Order. The fees and expenses incurred by any of the Debtors and/or the Responsible Person in connection with his, her or its duties hereunder shall be paid from the Hancock Administrative Fund.

3.	Time and Manner of Distributions.

Except as otherwise provided in the Plan or ordered by the Bankruptcy Court, distributions with respect to Claims that, on the Effective Date, are Allowed Claims, shall be made on or as promptly as practicable after the Effective Date, subject to the discretion of the Responsible Person. Distributions with respect to or as a result of Claims that become Allowed Claims after the Effective Date shall be made as soon as practicable after such Claim becomes an Allowed Claim subject to the other terms of the Plan, subject to the discretion of the Responsible Person. At the option of the Responsible Person, monetary distributions may be made in Cash, by wire transfer or by a check drawn on a domestic bank. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution shall be made to the holder on account of such portion of the Claim that constitutes a Disputed Claim unless and until such Disputed Claim becomes Allowed. Nothing contained herein, however, shall be construed to prohibit or require payment or distribution on account of any undisputed portion of a Claim and, when only a portion of a Claim is disputed, interim or partial distributions may be made with respect to the portion of such Claim that is not disputed, in the discretion of the Responsible Person following consultation with the Post-Effective Date Committee. The Responsible Person is not obligated to make a final Distribution if, in consultation with the Post-Effective Date Committee, he or she determines that there are insufficient Available Assets to make a cost-efficient Distribution, taking into account the size of the Distribution to be made and the number of recipients of such Distribution, in which event such funds, in the Responsible Person’s discretion following consultation with the Post-Effective Date Committee, will be donated to a reputable charitable organization.

4.	Delivery of Distributions.

Distributions to Allowed Claimholders shall be made by the Responsible Person or the appropriate Servicers (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholder if no motion requesting payment or proof of claim is filed or the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Responsible Person after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Responsible Person has not received a written notice of a change of address or (d) in the case of a Claimholder whose Claim is governed by an agreement or administered by a Servicer, at the addresses contained in the official records of such Servicer. All distributions to Holders of Senior Subordinated Note Claims shall be governed by the Indenture. Notwithstanding any provisions in the Plan to the contrary, the Indenture will continue in effect to the extent necessary to allow the Indenture Trustee to (i) receive and make distributions pursuant to the Plan on account of the Allowed Claims of Holders of the Senior Subordinated Notes, (ii) exercise its charging lien against any such distributions and (iii) seek compensation and reimbursement for reasonable fees and expenses incurred in making such distributions.

5.	Undeliverable Distributions.

If a Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Responsible Person or the appropriate Servicer is notified of such Claimholder’s then current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Responsible Person. All funds or other undeliverable distributions returned to the Responsible Person and not claimed within six (6) months of return shall be with respect to Claims in Classes 6 A-F distributed to the other creditors of Classes 6 A-F in accordance with the provisions of the Plan applicable to distributions to that Class.

6.	Claims Administration Responsibility.

(a)	Reservation of Rights to Object to Claims.

Unless a Claim is specifically Allowed pursuant to or under the Plan, or otherwise Allowed prior to or after the Effective Date, the Debtors, the Responsible Person and the Post-Effective Date Committee reserve any and all objections to any and all Claims and motions or requests for the payment of Claims, whether administrative expense, secured or unsecured, including without limitation any and all objections to the validity or amount of any and all alleged Administrative Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, liens and security interests, whether under the Bankruptcy Code, other applicable law or contract. The Debtors’ failure to object to any Claim in the Chapter 11 Cases shall be without prejudice to the Responsible Person’s and/or the Post-Effective Date Committee’s right to contest or otherwise defend against such Claim in the Bankruptcy Court when and if such Claim is sought to be enforced by the holder of the Claim.

(b)	Objections to Claims and Post-Effective Date Major Settlements.

Prior to the Effective Date, the Debtors shall be responsible for pursuing any objection to the allowance of any Claim. From and after the Effective Date, the Responsible Person will retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving and making distributions (if any) with respect to all Claims. Nothing in the Plan or herein limits the right of any other party in interest to file an objection to a Claim, but the Debtors and the Responsible Person shall have final authority to settle or otherwise resolve any such objection as provided in the Plan, provided further that any Post-Effective Date Major Settlement shall be subject to Article 9.F of the Plan.

As a condition to the validity and effectiveness of any Post-Effective Date Major Settlement (including without limitation allowance of Senior Claims), the Responsible Person shall file a notice in the Chapter 11 Cases that provides fifteen (15) days’ written notice of such proposed Post-Effective Date Major Settlement. If no objection is filed and/or served on the Responsible Person within fifteen (15) days following the filing date of such notice, all parties in interest shall be deemed to have consented to such Post-Effective Date Major Settlement. If an objection to any such Post-Effective Date Major Settlement is timely filed, and the objection cannot be consensually resolved, the Bankruptcy Court shall adjudicate the matter. Any party in interest shall have standing to object to any Post-Effective Date Major Settlement.

(c)	Filing Claims Objections.

An objection to a Claim shall be deemed properly served on the Claimholder if the Debtors, the Responsible Person or the Post-Effective Date Committee effect service by any of the following methods: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or interest or any attachment thereto or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the behalf of the Claimholder in the Chapter 11 Cases.

(d)	Determination of Claims.

Except as otherwise agreed by the Debtors, any Claim as to which a proof of claim or motion or request for payment was timely filed in the Chapter 11 Cases may be determined and liquidated pursuant to (i) an order of the Bankruptcy Court or (ii) applicable non-bankruptcy law (which determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending), and shall be deemed in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this Article shall constitute or be deemed a waiver of any claim, right, or Rights of Action that the Debtors or the Responsible Person may have against any Person in connection with or arising out of any Claim or Claims, including without limitation any rights under Section 157(b) of title 28 of the United States Code.

7.	Procedures for Treating and Resolving Disputed and Contingent Claims.

(a)	Claim Estimation.

The Debtors or the Responsible Person (following consultation with the Post-Effective Date Committee) may request estimation or limitation of any Disputed Claim including without limitation claims that are contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code; provided, however, that the Bankruptcy Court shall determine (i) whether such Disputed Claims are subject to estimation pursuant to section 502(c) of the Bankruptcy Code and (ii) the timing and procedures for such estimation or limitation proceedings, if any. The Responsible Person shall not be required to consult with any Post-Effective Date Committee member whose Claim is the subject of a request for estimation or limitation, and such Post-Effective Date Committee member shall recuse himself or herself from any discussion with the Responsible Person with respect thereto.

(b)	No Distributions Pending Allowance

No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim; provided, however, that in the event that only a portion of such Claim is an Allowed Claim, the Responsible Person may make, in his or her discretion, a distribution pursuant to the Plan on account of the portion of such Claim that becomes an Allowed Claim.

8.	Allowance of Claims Subject to Section 502(d) of the Bankruptcy Code.

Allowance of Claims will be in all respects subject to the provisions of section 502(d) of the Bankruptcy Code.

9.	No Interest On Claims.

Unless otherwise specifically provided for in the Plan, Confirmation Order or a postpetition agreement in writing between the Debtors and a Claimholder, postpetition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim. In addition, and without limiting the foregoing, interest shall not accrue on or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or becomes an Allowed Claim.

E.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Except as otherwise provided in the Plan, each executory contract and unexpired lease as to which any of the Debtors is a party, including without limitation (y) any guaranties by any of the Debtors with respect to real estate leases and businesses of the Debtors, and (z) any obligations under leases assigned or subleased by the Debtors prior to the Petition Date (or agreements providing for the guarantee of the payment of rent or performance thereunder), shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code on the Effective Date, unless such executory contract or unexpired lease (i) shall have been previously assumed or rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume or reject pending on or before the Effective Date or (iii) is otherwise assumed pursuant to the terms of the Plan including, without limitation that certain Schedule of Assumed Contracts set forth as Exhibit B to the Plan.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections contemplated by the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding anything contained herein or in the Plan to the contrary, the Plan shall constitute a motion to assume the executory contracts set forth in Exhibit B to the Plan. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtors, the Estates and all parties in interest in the Chapter 11 Cases. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such executory contract set forth in Exhibit B to the Plan. To the extent that the Bankruptcy Court determines otherwise with respect to any executory contract, the Debtors reserve the right to seek rejection of such executory contract or seek other available relief. The Estates reserve the right to assert that any property interest is an Asset of the Estates and is not subject to assumption or rejection as an executory contract.

Claims arising from the rejection of any executory contract or unexpired lease (including claims under section 365(d)(3) of the Bankruptcy Code) will be barred and will not be enforceable against the Debtors or the Estates or such entities’ properties unless a proof of claim asserting such Claim is filed with the Bankruptcy Court and served on the Debtors within thirty (30) days after the Effective Date or such earlier date previously set by order of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all such Claims arising from the rejection of executory contracts shall be treated as General Unsecured Claims under the Plan.

To the extent that any or all of the insurance policies set forth on Exhibit A to the Plan are considered to be Executory Contracts, then notwithstanding anything contained in the Plan to the contrary, the Plan shall constitute a motion to assume the insurance policies set forth on Exhibit A thereto. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtors, the Estates and all parties in interest in the Chapter 11 Cases. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy set forth on Exhibit A to the Plan. To the extent that the Bankruptcy Court determines otherwise with respect to any insurance policy, the Debtors reserve the right to seek rejection of such insurance policy or other available relief. The Plan shall not affect contracts that have been assumed and assigned by order of the Bankruptcy Court prior to the Confirmation Date.

F.	CANCELLATION OF EXISTING STOCK, NOTES AND INSTRUMENTS

On the Effective Date, (a) the Existing Stock, Interests and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors will be cancelled and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Stock, Interests and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors will be released and discharged, and the holders thereof shall have no rights against the Debtors, the Responsible Person or the Estates, and such instruments shall evidence no such rights, except the right to receive the distributions provided for in the Plan.

The Debtors’ certificates of incorporation will include a provision prohibiting the issuance of any non-voting equity securities, and will otherwise comply with sections 1123(a)(6) and (7) of the Bankruptcy Code. The charter will further provide for the issuance of one share of stock. This share will be issued to the Responsible Person, who will hold such share in trust for the benefit of the holders of Allowed Claims. The Responsible Person shall have the ability to vote the Debtors’ post-Effective Date Interests through his or her possession and voting control of the post-Effective Date stock; provided that the Indenture will continue in effect to the extent necessary to allow the Indenture Trustee to (i) receive and make distributions pursuant to the Plan on account of the Allowed Claims of Holders of the Notes, (ii) exercise its charging lien against any such distributions and (iii) seek compensation and reimbursement for reasonable fees and expenses incurred in making such distributions.

As a condition precedent to receiving any distribution on account of its Allowed Claims, each Holder of a Noteholder Prepetition Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentation shall be deemed canceled, except to the extent otherwise provided in the Plan.

G.	CONDITIONS TO EFFECTIVENESS

The Plan will not become effective unless and until each of the following conditions has been satisfied in full in accordance with the provisions specified below:

(a)     The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance acceptable to the Debtors following consultation with the Creditors’ Committee.

(b)     The Confirmation Order shall be in form and substance acceptable to the Debtors following consultation with the Creditors’ Committee.

(c)     The Confirmation Order shall have been entered by the Bankruptcy Court and shall not be subject to any stay of effectiveness, the Confirmation Date shall have occurred and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

(d)     The Hancock Senior Claims Reserve and the Hancock Administrative Fund shall have been established in accordance with the terms of the Plan.

(e)     The appointment of the Responsible Person shall have been confirmed by order of the Bankruptcy Court.

(f)     The Effective Date shall occur by no later than September 30, 2017.

If after the Confirmation Order is entered, each of the conditions to effectiveness has not been satisfied or duly waived on or by forty-five (45) after the Confirmation Date, then upon motion by the Debtors or the Creditors’ Committee, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to effectiveness is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. As used in the preceding sentence, a condition to effectiveness may only be waived by a writing executed by the Debtors.

H.	POST-CONFIRMATION ISSUES

1.	Conversion or Dismissal.

(a)	General.

The Plan provides that if the Confirmation Order is vacated, the Plan will be null and void in all respects and nothing contained therein will (i) constitute a waiver or release of any Claims against or Interests in the Debtors, (ii) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors or (iii) prejudice in any manner the rights of the Debtors in the Chapter 11 Cases.

2.	Payment of Statutory Fees.

All fees payable through the Effective Date pursuant to section 1930 of Title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date. All fees payable after the Effective Date pursuant to section 1930 of Title 28 of the United States Code shall be paid by the Responsible Person from the Assets of the Estates.

3.	Injunction and Stays.

The Plan provides that, except as otherwise expressly provided in the Plan or in the Confirmation Order, and except in connection with the enforcement of the terms of the Plan or any documents provided for or contemplated in the Plan, all entities who have held, hold, or may hold Claims against or Interests in the Debtors or the Estates that arose prior to the Effective Date are permanently enjoined from: (a) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind against the Debtors, the Responsible Person, or the Estates, or any property of the Debtors, the Responsible Person, or the Estates, with respect to any such Claim or Interest; (b) the enforcement, attachment, collection, or recovery by any manner or means, directly or indirectly, of any judgment, award, decree, or order against the Debtors, the Responsible Person, or the Estates, or any property of the Debtors, the Responsible Person, or the Estates, with respect to any such Claim or Interest; (c) creating, perfecting or enforcing, directly or indirectly, any Lien or encumbrance or any kind against the Debtors, the Responsible Person, or the Estates, or any property of the Debtors, the Responsible Person, or the Estates, with respect to any such Claim or Interest; (d) asserting, directly or indirectly, any setoff, or recoupment of any kind against any obligation due the Debtors, the Responsible Person, or the Estates, or any property of the Debtors, the Responsible Person, or the Estates, with respect to any such Claim or Interest, unless approved by the Bankruptcy Court (including without limitation obtaining such Bankruptcy Court approval at the time of adjudication of the related action); and (e) any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan with respect to such Claim or Interest. Without limiting the foregoing, the automatic stay provided under Bankruptcy Code Section 362(a) shall remain in effect, subject to Article 10.D of the Plan. Nothing contained in this provision shall prohibit the holder of a timely-filed proof of Claim or Interest from litigating its right to seek to have such Claim or Interest declared an Allowed Claim or Interest and paid in accordance with the distribution provisions of the Plan, or enjoin or prohibit the interpretation or enforcement by the holder of such Claim or Interest of any of the obligations of the Debtors or the Responsible Person under the Plan. The Confirmation Order shall also constitute an injunction enjoining any Person from enforcing or attempting to enforce any Right of Action against any present or former shareholder, director, officer, employee, attorney, or agent of the Debtors based on, arising from, or related to any failure to pay, or make provision for payment of, any amount payable with respect to any Priority Tax Claim on which the payments due under Article 3.E. of the Plan have been made or are not yet due under Article 3.E. of the Plan.

4.	Terms of Injunctions or Stays.

The Plan provides that, unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, the Plan, or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the later of (i) closing of the Chapter 11 Cases or (ii) the dissolution of all of the Debtors. Rights of setoff and recoupment of any Person are preserved for the purpose of asserting such rights as a defense to any Claim or Right of Action of the Debtors or their Estates, as applicable, and regardless of whether such Person is the Holder of an Allowed Claim.

5.	Exculpation and Limitation of Liability.

The Plan provides that none of the Debtors, the Creditors’ Committee in its capacity as such, the Post-Effective Date Committee in its capacity as such, and any such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents, who served on or after the Petition Date, and any of such parties’ successors and assigns, shall have or incur any claim, obligation, Rights of Action, or liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors’ Chapter 11 Cases, negotiation and filing of the Plan, filing the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The Debtors believe that the foregoing is consistent with the standard of liability that applies in these cases. However, the Debtors also reserve the right to modify the foregoing exculpation provisions based on further review and/or determination of the Bankruptcy Court.

6.	Pension Plan Fiduciary Liability.

Notwithstanding anything herein to the contrary, neither this Plan nor the Confirmation Order shall release any non-Debtor from fiduciary liability pursuant to applicable law with respect to the Pension Plan.

I.	SETOFFS AND RECOUPMENTS

The Responsible Person (following consultation with the Post-Effective Date Committee) may, but shall not be required to, set off against or recoup from the payments to be made pursuant to the Plan with respect to any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Responsible Person of any such claim that the Debtors or the Responsible Person may have against such Claimholder. The Responsible Person shall not be required to consult with any Post-Effective Date Committee member whose Claim is the subject of a setoff or recoupment, and such Post-Effective Date Committee member shall recuse himself or herself from any discussion with the Responsible Person with respect thereto.

J.	WITHHOLDING TAXES

The Responsible Person shall be entitled to deduct any federal, state or local withholding taxes from any payments under the Plan. As a condition to making any distribution under the Plan, the Responsible Person may require that the holder of an Allowed Claim provide such holder’s taxpayer identification number and such other information and certification as the Responsible Person may deem necessary to comply with applicable tax reporting and withholding laws.

K.	RETENTION OF JURISDICTION

The Plan shall not in any way limit the Bankruptcy Court’s jurisdiction as provided under the Bankruptcy Code. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court will retain and have exclusive jurisdiction to the extent granted by applicable law, including any provisions permitting mandatory or discretionary withdrawal of such jurisdiction, over the Chapter 11 Cases pursuant to the Bankruptcy Code and Article 12.A. of the Plan, including but not limited to jurisdiction over liquidation and recovery of the Debtors’ assets, objections to Claims, motions pertaining to the assumption or rejection of executory contracts and unexpired leases, adversary proceedings and contested matters, proceedings under sections 346, 505 and 1146 of the Bankruptcy Code, implementation of the Plan, including objections by parties in interest, all modifications and amendments to the Plan and applications for fees and expenses of professionals and all assigned Rights of Action.

V.	FINANCIAL INFORMATION

A.	STATUS OF ASSET DISPOSITION PROCESS; CURRENT CASH POSITION

The Debtors filed for bankruptcy under chapter 11 of the Bankruptcy Code on February 2, 2016. The unaudited financial statements of the Debtors for the fiscal year ended on February 1, 2016 are attached hereto as Exhibit B.16 As described above, the Debtors continued to operate their business from the Petition Date through closing of the liquidation of substantially all of its merchandise through store closing sales conducted by Great American Group WF, LLC through July 31, 2016. The Debtors’ unaudited financial statements for the period commencing February 2, 2016 and ending December 31, 2016 are attached hereto as Exhibit C.17

The Debtors’ total cash on hand as of February 25, 2017 was approximately $3.4 million. The Debtors also have certain accounts receivable and anticipate receiving certain additional proceeds. Moreover, as set forth herein, the Debtors believe that they are entitled to significant amounts currently held by third parties and are seeking to have these funds turned over to the Estates. Such funds will be used to satisfy Administrative Claims, Priority Claims and Secured Claims prior to any distribution on account of allowed General Unsecured Claims.

B.	PROJECTED AVAILABLE ASSETS

The Debtors preliminarily estimate that the Available Assets may be in the range of approximately $7.6 million to $9.8 million. These estimates are subject to revision in material ways and should not be considered a representation that actual outcomes will necessarily fall within this range. The foregoing estimates do not include any recovery on litigation claims, including Preference Actions, which will be reserved under the Plan as set forth therein. The Available Assets will ultimately be determined based on a number of factors that cannot be known at this time.

16 On February 11, 2016, the Board of Directors of the Company approved a change of the Company’s fiscal year end for the 2015 fiscal year from the last Saturday in January to February 1. As a result, the Company’s most recent fiscal year ended on February 1, 2016 instead of January 30, 2016.

17 During the pendency of the Chapter 11 Cases, the Company has adopted a modified reporting program with respect to its reporting obligations under federal securities laws. In lieu of filing annual reports on Form 10-K and quarterly reports on Form 10-Q, the Company files with the Securities and Exchange Commission monthly reports on Form 8-K attaching the monthly operating report that the Company files with the Bankruptcy Court.

C.	DESCRIPTION OF ASSETS AND LITIGATION

The following is a description of the Debtors’ material assets to be liquidated and the litigation to be distributed to creditors, as well as the risks associated with realizing on those assets. The following description is for disclosure purposes only and is not a prediction or opinion of any kind regarding such litigation.

1.	Asset Sale Proceeds.

As set forth above, the Debtors received significant proceeds from the sale of their assets, and will distribute such proceeds to creditors pursuant to the terms of the Plan. While the Debtors have sold substantially all their assets, they are continuing to market their limited remaining assets and are presently uncertain of the amount that they will realize from the sale thereof.

2.	Estate Litigation.

Except as otherwise provided in the Plan or in any contract, instrument, release or agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, all claims, causes or Rights of Action that the Debtors or the Estates may have against any person or entity will be preserved, including without limitation any and all Rights of Action the Debtors, the Estates or other appropriate party in interest may assert under Chapters 5 and 7 of the Bankruptcy Code, including without limitation sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code. Subject to the preceding sentence, the Responsible Person, following consultation with the Post-Effective Date Committee, will determine whether to bring, settle, release, compromise or enforce such claims, causes or Rights of Action, and will not be required to seek further approval of the Bankruptcy Court for such actions. The Responsible Person shall not be required to consult with any Post-Effective Date Committee member whose Claim is the subject of any such claims, causes or Rights of Action, and such Post-Effective Date Committee member shall recuse himself or herself from any discussion with the Responsible Person with respect thereto.

The Debtors have identified payments made during the 90 days prior to the Petition Date. The Debtors have not fully analyzed these claims or applicable defenses, if any. It cannot be determined at this time how much, if any, of the potentially preferential payments will ultimately be recovered for the benefit of the Estates.

The Debtors have also identified credit balances and other amounts owing to the Debtors by certain contract counterparties, utility providers, trade vendors and other parties. The Debtors have not analyzed whether such claims are subject to defenses, and it cannot be determined at this time how much, if any, will be recovered for the benefit of the Estates if such claims are pursued.

VI.	CERTAIN FACTORS TO BE CONSIDERED REGARDING THE PLAN

Holders of Claims against the Debtors should read and consider carefully the factors set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ACCURACY OF THE PROJECTED FINANCIAL INFORMATION OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THEIR PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT ECONOMIC UNCERTAINTIES. IT IS LIKELY THAT SOME ASSUMPTIONS WILL NOT MATERIALIZE BECAUSE OF UNANTICIPATED EVENTS AND CIRCUMSTANCES. ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED ARE LIKELY TO VARY FROM THE PROJECTED RESULTS. THE VARIATIONS MAY BE MATERIAL AND ADVERSE OR POSITIVE.

THE DEBTORS DO NOT ANTICIPATE AT THIS TIME THAT THEY WILL UPDATE THESE PROJECTIONS AT THE HEARING ON CONFIRMATION OF THE PLAN OR OTHERWISE MAKE SUCH PROJECTIONS PUBLIC.

Moreover, a portion of the property to be distributed to creditors pursuant to the Plan includes litigation claims. In addition to the risks described above, in general, the outcome of such litigation is impossible to predict. It is possible that the Estates may recover nothing at all on account of such litigation. The risks in such litigation include, but are not limited to, those associated with defenses and counter-claims of opposing parties to the litigation, the delay and expense associated with discovery and trial of factually intensive and complex disputes, the additional delay and expense inherent in appellate review, difficulties in pursuing claims pertaining to the Debtors because the Debtors are no longer operating their business, the diminishing availability of the Debtors’ former employees to serve as witnesses because they have moved from the geographic area or have otherwise become unavailable, the impossibility of predicting judicial outcomes and difficulty in collecting favorable judgments.

A.	BANKRUPTCY CONSIDERATIONS

An objection to confirmation of the Plan could prevent confirmation or delay confirmation for a significant period of time. In such case, the Effective Date may not occur and payments to creditors may not commence for several months. In addition, if the Plan is not confirmed, the case may be converted to a case under chapter 7, in which event the Debtors believe that creditor recoveries will be substantially diminished.

The Debtors believe that the Effective Date should occur within sixty (60) days following the entry of the Confirmation Order, although there can be no assurance that each of the conditions to the Effective Date will be satisfied by then.

B.	OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS

In addition to the risks described above, the ultimate recovery under the Plan to holders of Claims depends upon the ability of the Responsible Person to realize the maximum value of the assets of the Estates and the ability to realize a favorable litigation outcome or settlement of litigation. It is extremely difficult to value litigation and, as discussed above, litigation outcomes cannot be predicted. Also, as discussed above, the assets of the Debtors remaining to be recovered are subject to certain contingencies and other restrictions.

C.	RISKS REGARDING THE AMOUNT OF SENIOR CLAIMS; OPERATING EXPENSES

The Debtors’ projections assume that there are no unpaid Wells Fargo Prepetition Claims, GACP Prepetition Claims or Noteholder Prepetition Claims on the Effective Date. Moreover, the bar date for filing requests for payment of certain Administrative Claims (principally professional fees and expenses and certain other claims) will not occur until after entry of the Confirmation Order. The Debtors anticipate that additional Administrative Claims will be filed. As noted elsewhere in this Disclosure Statement, there are numerous contingencies and variable factors that will affect the value of the Available Assets and, therefore, the recovery for creditors.

In addition, the projections assume that the Effective Date will occur on or before July 31, 2017. If the Effective Date is delayed as a result of litigation concerning confirmation of the Plan or otherwise, the Debtors will likely incur additional operational expenses and professional fees.

VII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors, and to U.S. holders (as defined below) of General Unsecured Claims and Interests and Securities Subordinated Claims. This summary does not address the federal income tax consequences to holders whose claims are paid in full in cash or which are otherwise unimpaired under the Plan (i.e., Allowed Administrative Claims, Wells Fargo Prepetition Claims, GACP Prepetition Claims, Noteholder Prepetition Claims, Other Priority Claims and Priority Tax Claims).

This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the Treasury Regulations promulgated and proposed thereunder (the “Regulations”), judicial decisions, and published administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”) currently in effect. These authorities are all subject to change, possibly with retroactive effect, and any such change could alter or modify the federal income tax consequences described below.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Claim or Interest that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation created under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a domestic trust.

The term “non-U.S. holder” means a beneficial owner of a Claim or Interest that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

This summary does not address foreign, state or local tax consequences, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to non-U.S. holders or other special classes of taxpayers (such as S corporations, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, investors in pass-through entities, broker-dealers and tax-exempt organizations). Accordingly, this summary should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular holder of a Claim or Interest.

Due to the possibility of changes in law, differences in the nature of various Claims, differences in individual Claim or Interest holders’ methods of accounting, and the potential for disputes as to legal and factual matters, the federal income tax consequences described herein are subject to significant uncertainties. No ruling has been applied for or obtained from the IRS, and no opinion of counsel has been requested or obtained by the Debtors with respect to any of the tax aspects of the Plan.

THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH SUCH HOLDER. THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION CONCERNING THE MATTERS DESCRIBED. THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE PLAN.

A.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

1.	Overview of Current Year Tax Position and NOLs.

In general, although the Debtors are still analyzing their results from operations, they expect to have substantial current year losses and net operating loss carryforwards (“NOLs”). As a result of these NOLs and the exclusion from taxation of any cancellation of indebtedness (“COD”) income in connection with a bankruptcy case, the Debtors do not expect to incur any substantial tax liability as a result of implementation of the Plan.

Moreover, the NOLs will reduce or offset income from the sale of the Debtors’ assets. The Debtors are unable to predict whether NOLs will be remaining following application against COD income (as described below) and amounts realized from the sale of substantially all of their assets, and whether any such NOLs may be monetized.

2.	Cancellation of Indebtedness.

The IRC provides that a debtor in a chapter 11 bankruptcy case must reduce certain of its tax attributes by the amount of any COD income that is realized as a result of the bankruptcy plan, instead of recognizing the income. COD income is the excess of the amount of a taxpayer’s indebtedness that is discharged over the amount or value of the consideration exchanged therefor.

Tax attributes that are subject to reduction include net operating losses, capital losses, loss carryovers, certain tax credits and, subject to certain limitations, the tax basis of property. The reduction of tax attributes occurs after the determination of the Debtors’ tax for the taxable year in which the COD income is realized. It is expected that the Debtors’ NOLs will absorb all or substantially all of the COD income realized as a result of the implementation of the Plan.

3.	Alternative Minimum Tax.

The Debtors believe that current year losses will be sufficient to eliminate all or substantially all alternative minimum taxable income of the Debtors. As a result, the Debtors do not anticipate having any alternative minimum tax liability for fiscal 2016 or 2017 as a result of the transactions that occur upon confirmation of the Plan.

B.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS

In accordance with the Plan, each holder of an Allowed General Unsecured Claim shall be entitled to receive his, her or its Pro Rata Share of the proceeds of Available Assets. Each holder of an Allowed General Unsecured Claim will recognize gain or loss upon receipt of such Pro Rata Share equal to the difference between the “amount realized” by such holder and such holder’s adjusted tax basis in his, her or its Claim. The amount realized is equal to the value of such holder’s Pro Rata Share of the proceeds of Available Assets.

In accordance with the Plan, holders of an Allowed Other Secured Claim shall be entitled to receive, in the Debtors’ discretion, (i) Cash in an amount equal to the amount of such Allowed Other Secured Claim; (ii) the collateral securing such Allowed Other Secured Claims or proceeds thereof; (iii) the sale of the Collateral securing such Allowed Other Secured Claims, with the liens to attach to the proceeds of such sale; (iv) realization of the indubitable equivalent on account of such Claims; (v) deferred cash payments totaling at least the allowed amount of such Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estates’ interest in such property or (vi) such other treatment as to which the Debtors or the Responsible Person and such Claimholder shall have agreed upon in writing (including without limitation any settlement agreement previously approved by the Bankruptcy Court) (an “Other Secured Claim Payment”). Each holder of an Allowed Other Secured Claim will recognize gain or loss upon receipt of such Other Secured Claim Payment equal to the difference between the “amount realized” by such holder and such holder’s adjusted tax basis in his, her or its Claim. The amount realized is equal to the amount of cash and the fair market value of property received in respect of such holder’s Other Secured Claim Payment.

Any gain or loss realized by a holder of an Allowed General Unsecured Claim or an Allowed Other Secured Claim should constitute ordinary income or loss to such holder unless such Claim is a capital asset. If a Claim is a capital asset, and it has been held for more than one year, such holder will realize long term capital gain or loss.

The tax consequences to holders of Allowed General Unsecured Claims or Allowed Other Secured Claims will differ and will depend on factors specific to each such holder, including but not limited to: (i) whether the holder’s Claim (or a portion thereof) constitutes a Claim for principal or interest, (ii) the origin of the holder’s Claim, (iii) the type of consideration received by the holder in exchange for the Claim, (iv) whether the holder is a United States person or a foreign person for tax purposes, (v) whether the holder reports income on the accrual or cash basis method, and (vi) whether the holder has taken a bad debt deduction or otherwise recognized a loss with respect to the Claim. Moreover, there may be tax consequences to such holders, which may differ and will depend on factors specific to each such holder, should the Responsible Person form a liquidating trust to which any or all assets of the estates that have not been previously liquidated shall be transferred, as permitted by the Plan (Article 7.B).

THERE ARE MANY FACTORS THAT WILL DETERMINE THE TAX CONSEQUENCE TO EACH HOLDER OF AN ALLOWED GENERAL UNSECURED CLAIM OR AN ALLOWED OTHER SECURED CLAIM. FURTHERMORE, THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. THEREFORE IT IS IMPORTANT THAT EACH HOLDER OBTAIN HIS, HER OR ITS OWN PROFESSIONAL TAX ADVICE REGARDING THE TAX CONSEQUENCES TO SUCH HOLDER AS A RESULT OF THE PLAN.

C.	FEDERAL INCOME TAX TREATMENT OF INTERESTS AND SECURITIES SUBORDINATED CLAIMS

In accordance with the Plan, holders of Interests and Securities Subordinated Claims will not receive anything on account of such Interest or Claim. A holder of such an Interest or Securities Subordinated Claim will recognize loss in an amount equal to such holder’s adjusted tax basis in the Interest or Securities Subordinated Claim. The character of any recognized loss will depend upon several factors including, but not limited to, the status of the holder, the nature of the Interest or Securities Subordinated Claim in the holder’s hands, the purpose and circumstances of its acquisition, the holder’s holding period, and the extent to which the holder had previously claimed a deduction for the worthlessness of all or a portion of the Interest or Securities Subordinated Claim.

THERE ARE MANY FACTORS THAT WILL DETERMINE THE TAX CONSEQUENCE TO EACH HOLDER OF AN INTEREST OR SECURITIES SUBORDINATED CLAIM. FURTHERMORE, THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. THEREFORE IT IS IMPORTANT THAT EACH HOLDER OF AN INTEREST OR SECURITIES SUBORDINATED CLAIM OBTAIN HIS, HER OR ITS OWN PROFESSIONAL TAX ADVICE REGARDING THE TAX CONSEQUENCES TO SUCH HOLDER OF AN INTEREST OR SECURITIES SUBORDINATED CLAIM AS A RESULT OF THE PLAN.

D.	WITHHOLDING AND REPORTING

Payments of interest, dividends, and certain other payments are generally subject to backup withholding at the rate of 28% unless the payee of such payment furnishes such payee’s correct taxpayer identification number (social security number or employer identification number) to the payor. The Responsible Person may be required to withhold the applicable percentage of any payments made to a holder who does not provide his, her or its taxpayer identification number. Backup withholding is not an additional tax, but an advance payment that may be refunded to the extent it results in an overpayment of tax.

THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES UNDER THE PLAN.

VIII.	ALTERNATIVES TO CONFIRMATION OF THE PLAN

The Debtors believe that the Plan provides a recovery to creditors that is greater than or equal to the probable recoveries by creditors if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

IX.	ACCEPTANCE AND CONFIRMATION OF THE PLAN

The Debtors believe that the Plan satisfies all the requirements for confirmation.

A.	GENERAL CONFIRMATION REQUIREMENTS

Section 1129(a) of the Bankruptcy Code contains several requirements for confirmation of a plan. Among those requirements are that a plan be proposed in good faith, that certain information be disclosed regarding payments made or promised to be made to insiders and that the plan comply with the applicable provisions of chapter 11. The Debtors believe that they have complied with these requirements, including those requirements discussed below.

B.	BEST INTEREST TEST

Each holder of a Claim or Interest in an impaired class must either (i) accept the Plan or (ii) receive or retain under the Plan cash or property of a value, as of the Effective Date of the Plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Bankruptcy Court will determine whether the cash and property issued under the Plan to each class equals or exceeds the value that would be allocated to the holders in a liquidation under chapter 7 of the Bankruptcy Code (the “Best Interest Test”). The Debtors believe the holders of Claims against and Interests in the Debtors will have an equal or greater recovery as a result the sale of the Debtors’ assets as discussed herein and under the Plan than could be realized in a chapter 7 liquidation for the following reasons.

The Debtors are liquidating and therefore are not seeking to require their creditors to accept non-cash consideration so that the estates could pursue going concern value. Accordingly, the only question is whether the creditors will have recovered more (or at least as much) through the auction of the Debtors’ assets and under the Plan than they would recover through an asset liquidation by a chapter 7 trustee.

To determine the value that a holder of a Claim or Interest in an impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the aggregate dollar amount that would be generated from the liquidation of the Debtors’ assets if the Debtors’ Chapter 11 Cases had been converted to chapter 7 liquidation cases and the Debtors’ assets were liquidated by a chapter 7 trustee (the “Liquidation Value”). The Liquidation Value would consist of the net proceeds from the disposition of the Debtors’ assets, augmented by cash held by the Debtors and reduced by certain increased costs and Claims that arise in a chapter 7 liquidation case that do not arise in a chapter 11 reorganization case.

As explained below, the Liquidation Value available for satisfaction of Claims and Interests in the Debtors would be reduced by: (a) the costs, fees and expenses of the liquidation under chapter 7, which would include disposition expenses and the compensation of a trustee and his or her counsel and other professionals retained, (b) the fees of the chapter 7 trustee and (c) certain other costs arising from conversion of the Chapter 11 Cases to chapter 7. The liquidation itself would trigger certain Claims, and would accelerate other priority payments which would otherwise be paid in the ordinary course. The net proceeds of the liquidation would be applied first to Wells Fargo Prepetition Claims and GACP Prepetition Claims, if any (including the Carve-Out, Carve-Out Reserve, and Professional Fee Escrow) and Noteholder Prepetition Claims, if any. Thereafter, the proceeds would be applied to junior secured Claims and then to Administrative Claims, Priority Tax Claims and Other Priority Claims.

The Debtors believe that creditors have and will continue to clearly benefit from the liquidation by the Debtors. Had the assets been liquidated by a chapter 7 trustee, the Debtors project that the maximum recovery would have been substantially less. The Debtors have realized a greater return than a chapter 7 trustee would have obtained on the sale of their assets, specifically due to the Debtors’ familiarity with the assets and their ability to negotiate the highest and best price for the sale thereof. The Debtors have already reduced substantially all of their assets to cash through auction or private sales approved by the Bankruptcy Court. Therefore, the Debtors have already established systems and protocols for the efficient disposition of the assets of the Estates and are in the process of liquidating their limited remaining assets.

In addition, converting the Chapter 11 Cases to chapter 7 liquidation at this stage of the winddown would result in an immense waste of the Debtors’ resources that were already expended in connection with the sale of the assets and would delay converting the remaining assets to cash. It would also result in substantial additional claims against the Estates.

Moreover, under the Plan the Debtors will avoid the increased costs and expenses of chapter 7 liquidation, including the fees payable to a chapter 7 trustee and his or her professionals. Although the Debtors have already incurred many of the expenses associated with generating the proceeds, the cash to be distributed to creditors would be reduced by the chapter 7 trustee’s statutory fee, which is calculated on a sliding scale from which the maximum compensation is determined based on the total amount of money disbursed or turned over by the chapter 7 trustee. Section 326(a) of the Bankruptcy Code permits reasonable compensation not to exceed 3% of the proceeds in excess of $1 million distributable to creditors. 18 The chapter 7 trustee’s professionals, including legal counsel and accountants, would add substantial administrative expenses that would be entitled to be paid ahead of Allowed Claims against the Debtors. Moreover, these chapter 7 trustee fees would reduce the assets available for distribution to the Estates’ creditors from additional recoveries such as expunged administrative claims and the proceeds of successful Estate litigation or settlement.

In contrast, the Debtors anticipate that the Responsible Person will be highly familiar with the Debtors’ operations and the issues pertaining thereto and, therefore, the Estates will avoid the significant administrative burden associated with the familiarization process of a chapter 7 trustee and his or her legal and accounting professionals. Further, under the Plan all Rights of Action will be pursued by the Responsible Person. The Debtors anticipate that the Responsible Person will be extensively familiar with the facts, causes of action and legal theories pertaining to the Debtors’ Rights of Action. Conversely, a chapter 7 trustee would have no initial familiarity with the Estates’ litigation or claims and have less capability to maximize the value of such Rights of Action.

It is also anticipated that a chapter 7 liquidation would result in a significant delay in payments being made to creditors. The Bankruptcy Rules provide that conversion of chapter 11 cases to chapter 7 will trigger a new bar date for filing claims against the Estates, and that the new bar date will be more than 90 days after the chapter 11 cases convert. Bankruptcy Rule 3002(c). Not only would a chapter 7 liquidation delay distribution to creditors, but it is possible that additional claims that were not asserted in the Chapter 11 Cases, or were late-filed, could be filed against the Estates. The Debtors identified and have filed objections to more than $1.3 million in late-filed claims (including certain administrative claim amounts) that were received following the July 11, August 1 and October 26, 2016 bar dates. The Debtors have received and are analyzing additional late-filed claims and may file claims objections in the near future. Reopening the bar date in connection with conversion to chapter 7 would provide these and other claimants an additional opportunity to timely file claims against the Estates. Moreover, the Debtors would lose the benefit of having an established administrative claims bar date.

18 Section 326(a) of the Bankruptcy Code permits a chapter 7 trustee to receive 25% of the first $5,000 distributed to creditors, 10% of additional amounts up to $50,000, 5% of additional distributions up to $1 million and reasonable compensation up to 3% of distributions in excess of $1 million. For example, the tiered fee structure could result in fees (excluding the expenses of the chapter 7 trustee and his or her professionals) of $83,250, or 4.16%, on a hypothetical distribution of $2 million. The foregoing calculation is illustrative only and should not be construed to be representative of any distribution in the Chapter 11 Cases.

A representative depiction of the effect of the conversion to chapter 7 liquidation is set forth below. This depiction is illustrative only and should not be construed to be representative of any distribution in the Chapter 11 Cases. The estimates shown in the chart below are subject to revision in material ways and should not be considered a representation that actual outcomes will necessarily fall within this range. See Section IV hereof.

General Unsecured Claims

	Estimated Amount of Claims[19] and Additional Fees (millions)	Estimate of Distribution (millions)[20]	Percentage Recovery
Per Chapter 11 Plan (see Section I.A hereof)	$100.0 - $109.3	$1.3 – $2.2	1.3% - 2.1%
Add: Chapter 7 Trustee fees (on hypothetical distribution of $2 million)	$.083
Add: Estimated Fees for Chapter 7 Trustee’s counsel	$.1 - $.2
Add: Estimated additional claims (that were late-filed in the Chapter 11 Cases as well as new administrative claims)	$1.3 - $2.5

Estimated Total Claims and Fees Following Conversion to Chapter 7	$101.5 - $112.1
Estimated Effect of Conversion to Chapter 7	+ $1.5 to +$2.8	$0	0%

For the reasons set forth above, the Debtors believe that the Plan provides a superior recovery for holders of Claims, and the Plan meets the requirements of the Best Interest Test.

C.	FINANCIAL FEASIBILITY TEST

Even if the Plan is accepted by each Class of Claims voting on the Plan, and even if the Bankruptcy Court determines that the Plan satisfies the Best Interest Test, the Bankruptcy Code requires that, in order for the Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

The Debtors forecast that the cash payments to be made pursuant to the Plan will be funded through the amounts obtained from the sale of the substantially all its assets and from the further liquidation of their limited remaining assets. Since a form of liquidation is proposed in the Plan and no further financial reorganization of the Debtors is contemplated, the Debtors believe that the Plan meets the feasibility requirement.

19 Amounts shown are estimates only and remain subject to the claims reconciliation process and Claims filed under future bar dates.

20 Net of amounts offset

D.	ACCEPTANCE BY IMPAIRED CLASSES

Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it. The process by which non-accepting classes are forced to be bound by the terms of the plan is commonly referred to as “cramdown.” The Bankruptcy Court may confirm the Plan at the request of the Debtors notwithstanding the Plan's rejection (or deemed rejection) by impaired classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A class of claims under a plan accepts the plan if the plan is accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims in the class that actually vote on the plan. A class of interests accepts the plan if the plan is accepted by holders of interests that hold at least two-thirds in amount of the allowed interests in the class that actually vote on a plan.

A class that is not “impaired” under a plan is conclusively presumed to have accepted the plan. Solicitation of acceptances from such a class is not required. A class is “impaired” unless (i) the legal, equitable and contractual rights to which a claim or interest in the class entitles the holder are unaltered or (ii) the effect of any default is cured and the original terms of the obligation are reinstated.

A plan is fair and equitable as to a class of secured claims that rejects the plan if the plan provides: (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, at least equal to the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides: (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides: (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.

Classes 1 A-G (Other Priority Claims), 2 A-G (Wells Fargo Prepetition Claims), 3 A-G (GACP Prepetition Claims) and 4 A-G (Noteholder Prepetition Claims) are unimpaired under Plan and, as set forth above, are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, the votes of holders of Claims in Classes 1 A-G, 2 A-G, 3 A-G and 4 A-G will not be solicited.

Classes 5 A-G (Other Secured Claims), including subclasses thereof, are impaired under the Plan and their votes will be solicited. The Debtors believe that holders of Claims in Classes 5 A-G (including subclasses thereof) will vote to accept the Plan.

Classes 6 A-G (General Unsecured Claims) are impaired under the Plan and their votes will be solicited. The Debtors believe that holders of Claims in Classes 6 A-G will vote to accept the Plan.

The votes of Class 7 A-G (Interests and Securities Subordinated Claims) are not being solicited because such holders are not entitled to receive or retain under the Plan any interest in property on account of such Claims and Interests. Classes 7 A-G are therefore deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. The Plan provides fair and equitable treatment to these holders because there are no Classes junior to these classes and no Classes senior to these Classes are being paid more than in full on their Allowed Claims.

If any impaired Class fails to accept the Plan, the Debtors intend to request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to those Classes.

Dated:       Tupelo, Mississippi

May 5, 2017

Respectfully submitted, HANCOCK FABRICS, INC. on behalf of the Debtors and Debtors-in- Possession

/s/ Steven R. Morgan
By: Steven R. Morgan Its: Chief Executive Officer

O’MELVENY & MYERS LLP

By: /s/ Stephen H. Warren

Stephen H. Warren

Attorneys for the Debtors

and Debtors-in-Possession

EXHIBIT A

DEBTORS’ Second AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION

A-1

EXHIBIT B

UNAUDITED FINANCIAL STATEMENTS
FOR FISCAL YEAR ENDED FEBRUARY 1, 2016

B-1

EXHIBIT C

UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD COMMENCING FEBRUARY 2, 2016
AND ENDING December 31, 2016

C-1

EXHIBIT D

QUALIFICATIONS OF JOSEPH MARCHESE AND META ADVISORS LLc

D-1